Exhibit 10.1

2007 AMENDED AND RESTATED CREDIT AGREEMENT

between

COLDWATER CREEK INC.,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Dated as of February 13, 2007

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2.10	[Intentionally omitted]	32

2.11	Change of Circumstances	32

2.12	Taxes on Payments	34

2.13	Funding Loss Indemnification	35

2.14	Prepayment	35

2.15	[Intentionally omitted]	35

Section III.	CONDITIONS PRECEDENT	36

3.1	Initial Conditions Precedent	36

3.2	Conditions Precedent to each Credit Event	39

3.3	Initial Credit Event	40

3.4	Covenant to Deliver	40

Section IV.	REPRESENTATIONS AND WARRANTIES	40

4.1	Representations and Warranties	40

4.2	Reaffirmation	46

Section V.	COVENANTS	46

5.1	Affirmative Covenants	46

5.2	Negative Covenants	50

5.3	Financial Covenants	53

Section VI.	DEFAULT	54

6.1	Events of Default	54

6.2	Remedies	56

Section VII.	[Intentionally omitted.]	56

Section VIII.	MISCELLANEOUS	56

8.1	Notices	56

8.2	Expenses	57

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8.3	Indemnification	58

8.4	Waivers; Amendments	58

8.5	Successors and Assigns	59

8.6	Setoff	60

8.7	No Third Party Rights	60

8.8	Partial Invalidity	60

8.9	Jury Trial	60

8.10	Counterparts	61

8.11	Consent to Jurisdiction	61

8.12	Arbitration	61

8.13	Relationship of Parties	63

8.14	Time	64

8.15	Waiver of Punitive Damages	64

8.16	Confidentiality	64

8.17	Effect of Amended and Restated Credit Agreement	64

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2007 AMENDED AND RESTATED CREDIT AGREEMENT

THIS 2007 AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 13, 2007, is entered into by and between COLDWATER CREEK INC., a Delaware corporation (the “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”) and as L/C issuer (in such capacity, “L/C Issuer”).

RECITALS

A. Borrower and Lender entered into that certain Credit Agreement dated as of January 27, 2005 (as amended and otherwise modified as of the date hereof the “Original Credit Agreement”) pursuant to which the Lender agreed to provide Borrower certain credit facilities more particularly described therein on the terms and conditions set forth therein.

B. Borrower and the Lender desire to make certain revisions to the Original Credit Agreement.

C. In order to reflect such revisions, the parties are entering into this document entitled “2007 Amended and Restated Credit Agreement” which is intended to amend and restate the Original Credit Agreement and which, after its execution by the parties and the satisfaction of all conditions set forth in Article III hereof (the “Closing Conditions”), shall, except as provided otherwise in Section 8.17 hereof, be deemed to have replaced, but not to discharge any indebtedness or other obligations owing under, the Original Credit Agreement, and any reference in any Loan Document to the “Credit Agreement” or to the “Loan Agreement” shall thereafter be deemed to be a reference to this 2007 Amended and Restated Credit Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION I. DEFINITIONS; INTERPRETATION.

1.1 Definitions. Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, thirty percent (30%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s officers, directors, joint venturers and partners; provided, however, that in no case shall the Lender be deemed to be an Affiliate of the Borrower or any of its Subsidiaries for purposes of this Agreement. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this 2007 Amended and Restated Credit Agreement.

“Applicable Margin” shall mean, with respect to each Revolving Loan (and with respect to the calculation of Letter of Credit fees pursuant to Section 2.2(i)), subject to Section 2.7(c) hereof, the per annum margin which is determined pursuant to the Pricing Grid and added to the Base Rate, LIBOR Rate or Prime Rate, as the case may be, for such Revolving Loan. The Applicable Margin shall be determined as provided in the Pricing Grid and may change for each Fiscal Quarter and as provided in Section 2.7(c).

“Automatic Debit” shall have the meaning given to that term in Section 2.6(d).

“Base Rate” shall mean, with respect to any day for Base Rate Loans, including Sweep Loans, in any Revolving Loan Borrowing, a rate per annum equal to the quotient (rounded upward, if necessary, to the nearest 1/16 of one percent) of (a) the Daily LIBOR Rate divided by (b) one (1) minus the Reserve Requirement in effect from time to time. The Base Rate shall be adjusted automatically as to all Base Rate loans then outstanding as of the effective date of any change in either the Base Rate or the Reserve Requirement.

“Base Rate Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (i) of Section 2.1(c). Base Rate Loans shall include Sweep Loans.

“Borrower” shall mean Coldwater Creek, Inc., a Delaware corporation.

“Borrowing” shall mean a Revolving Loan Borrowing, as the context may require.

“Business Day” shall mean any day on which (a) commercial banks are not authorized or required to close in Boise, Idaho and (b) if such Business Day is related to a LIBOR Loan or a Base Rate Loan, dealings in Dollar deposits are carried out in the London interbank market.

“Capital Adequacy Requirement” shall have the meaning given to that term in Section 2.11(d).

“Capital Asset” shall mean, with respect to any Person, any tangible fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by such Person that is required by GAAP to be reported as a non-current asset on such Person’s balance sheet.

“Capital Expenditures” shall mean, with respect to any Person and any period, all amounts expended by such Person during such period to acquire or to construct Capital Assets (including renewals, improvements and replacements) computed in accordance with GAAP (including all amounts paid or accrued on Capital Leases and other Indebtedness incurred or assumed to acquire Capital Assets).

“Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the L/C Issuer, as collateral for the Obligations, cash or deposit account balances in an amount equal to the L/C

Obligations pursuant to documentation in form and substance satisfactory to the L/C Issuer. Derivatives of such term shall have corresponding meaning.

“Cash Investments” shall mean Investments made by Borrower which are in compliance with Borrower’s investment policy as adopted by Borrower’s board of directors and as duly modified from time to time by Borrower’s board of directors; provided, however, notwithstanding the foregoing, Investments in Equity Securities shall be Cash Investments only if they are invested in a Material Subsidiary.

“CEO” shall mean Lender’s Commercial Electronic Office, an electronic banking services platform that Lender makes available to certain of its customers. Prior to using the CEO, Borrower shall execute all Trade Service Online Agreements and other agreements required by Lender for the use of the CEO.

“Change of Law” shall have the meaning given to that term in Section 2.11(b).

“Closing Date” shall mean the date designated as such by the Borrower, which date shall be no earlier than the date on which all of the conditions set forth in Section 3.1 have been satisfied and no later than February 23, 2007.

“Commercial Letter of Credit” means any documentary letter of credit issued by the Lender either under this Agreement (including the Existing Commercial Letters of Credit) or as originally issued, in either case as the same may be supplemented, modified, amended, extended, restated or supplanted.

“Compliance Certificate” shall have the meaning given to that term in Section 5.1(a)(iii).

“Concentration Account” shall mean account number 5130000432 maintained with Lender or any successor account thereto and each investment account tied thereto.

“Consolidated Tangible Net Worth” shall mean, as of any date of determination, the Net Worth of the Loan Parties, on a consolidated basis, on such date minus the sum of the aggregate of (i) all treasury stock and (ii) all Intangible Assets of the Loan Parties.

“Contingent Obligation” shall mean, with respect to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) as a partner or joint venturer in any partnership or Joint Venture or (iii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Credit Documents” shall mean and include this Agreement, the Note, each Guaranty, the Letters of Credit, all other documents, instruments and agreements delivered to Lender pursuant to Section 3.1 and all other documents, instruments and agreements delivered by any Loan Party to Lender in connection with this Agreement, the Letters of Credit or any other Credit Document on or after the date of this Agreement.

“Credit Event” shall mean the making of any Loan (including Sweep Loans); the making of an L/C Credit Extension; the conversion of any Loan into a LIBOR Loan; or the selection of a new Interest Period for any LIBOR Loan.

“Daily LIBOR Rate” shall mean a fluctuating interest rate per annum for its Dollar deposits most recently announced within Lender as its Inter-Bank Market Offered Rate for the delivery of funds on a Business Day for a one (1) day period in an amount approximately equal to the principal amount of the applicable Base Rate Loan. Borrower understands and agrees that: (i) this rate is used for the purpose of calculating effective interest rates for loans making reference thereto; (ii) Lender may base its Inter-Bank Market Offered Rate upon such offers or other market indicators in the Inter-Bank Market as Lender, in its discretion, deems appropriate including, but not limited to, the rate offered for Dollar deposits on the London interbank market; and (iii) this rate is evidenced by the recording thereof after its announcement within Lender.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws or Governmental Rules from time to time in effect affecting the rights of creditors generally.

“Default” shall mean an Event of Default or any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Default Rate” shall have the meaning given to that term in Section 2.7(c).

“Distributions” shall mean dividends (in property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of any shares of any class of stock of any Loan Party or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as “phantom stock” payments, where the amount is calculated with reference to the fair market or equity value of any Loan Party). Cash and/or stock dividends are not included in the definition of Distributions.

“Dollars” and “$” shall mean the lawful currency of the United States of America and, in relation to any payment under this Agreement, same day or immediately available funds.

“EBITDA” means, with respect to any fiscal period, without duplication, the sum of (a) Net Income for that period, plus (b) any extraordinary loss, minus (c) any extraordinary gain, plus (d) Interest Expense for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income for that period (whether or not payable during that period), plus (f) depreciation and amortization expense for that period, plus (g) all other non-cash expenses (less non-cash gains) for that period, in each case as determined in accordance with GAAP, consistently applied and, in the case of items (b), (c), (d), (e), (f), and (g), to the extent deducted in determining such Net Income for that period.

“EBITDAR” means, with respect to any fiscal period, EBITDA plus Rental Expense.

“Effective Amount” shall mean (a) with respect to Revolving Loans, including Sweep Loans, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, including Sweep Loans, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

“Environmental Damages” shall mean all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses, including costs of investigation, remediation, defense, settlement and reasonable attorneys’ fees and consultants’ fees, that are incurred at any time as a result of the existence of any Hazardous Materials upon, about or beneath any real property owned by the Loan Parties or any of their Subsidiaries or migrating or threatening to migrate to or from any such real property, or arising from any investigation, proceeding or remediation of any location at which the Loan Parties, any of their Subsidiaries or any predecessors are alleged to have directly or indirectly disposed of Hazardous Materials or arising in any manner whatsoever out of any violation of Environmental Laws.

“Environmental Laws” shall mean the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all other Governmental Rules relating to environmental, health, safety and land use matters, including all Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person that is treated as a single employer with the Borrower under section 414 of the IRC.

“Event of Default” shall have the meaning given to that term in Section 6.1.

“Existing Commercial Letters of Credit” shall mean the Commercial Letters of Credit described on Schedule II.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income, retained earnings, shareholders’ equity or partners’ capital and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding Fiscal Year if such period is less than a full Fiscal Year or, if such period is a full Fiscal Year, corresponding figures from the preceding annual audited financial statements, all prepared in reasonable detail and in accordance with GAAP.

“Fiscal Quarter” means any fiscal quarter of Borrower and its Subsidiaries.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on the Saturday closest to each January 31.

“Fixed Charge Coverage Ratio” shall mean the ratio of (a) the sum of EBITDA and all amount payable under all non-cancelable Operating Leases (determined on a consolidated basis in accordance with GAAP) for the period in question, to (b) the sum of (without duplication) (i) Interest Expense for such period, (ii) the sum of the scheduled current maturities (determined on a consolidated basis in accordance with GAAP) of Total Funded Debt during the period in question, (iii) all amounts payable under non-cancelable Operating Leases (determined as aforesaid) during such period, and (iv) all amounts payable with respect to Capital Leases (determined on a consolidated basis in accordance with GAAP) for the period in question.

“Foreign Plan” shall mean any employee benefit plan maintained by the Loan Parties or any of their Subsidiaries which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States of America.

“GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

“Governmental Authority” shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

“Governmental Authorization” shall mean any permit, license, registration, approval, finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority.

“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, Governmental Authorization guidelines, policy or similar form of decision of any Governmental Authority.

“Guarantors” shall mean, collectively, each now-existing or hereafter-acquired or created Material Subsidiary of the Borrower.

“Guaranty” shall mean, collectively, each Guaranty Agreement executed by a Guarantor and delivered by the Borrower pursuant to Sections 3.1(a)(iii) and 5.1(i).

“Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum liability in respect thereof.

“Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, polychlorinated biphenyls and all materials, substances and wastes which are classified or regulated as “hazardous,” “toxic” or similar descriptions under any Environmental Law.

“Honor Date” shall have the meaning given to that term in Section 2.2(c)(i).

“HSBC” shall mean The Hongkong and Shanghai Banking Corporation Limited.

“HSBC Letters of Credit” shall mean Letters of Credit issued by HSBC for the account of Borrower in which Lender (or Trade Bank) has obtained a participation interest.

“ICC” shall have the meaning given to that term in Section 2.2(h).

“Indebtedness” of any Person shall mean, without duplication:

(a) All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money irrespective of whether such obligations are subordinated to the Revolving Loans (including obligations to repurchase receivables and other assets sold with recourse);

(b) All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price);

(c) All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or the Lender under such agreement in the event of default are limited solely to repossession or sale of such property);

(d) All obligations of such Person as lessee under or with respect to Capital Leases;

(e) All Synthetic Lease Obligations of such Person;

(f) All obligations of such Person, contingent or otherwise, under or with respect to Surety Instruments;

(g) All net obligations of such Person, contingent or otherwise, under or with respect to any Swap Agreement;

(h) All Guaranty Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) - (g) above and all other Contingent Obligations of such Person; and

(i) All obligations of other Persons of the types described in clauses (a) - (h) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien in any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations.

“Intangible Assets” shall mean assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trade marks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Expense” shall mean, for any period, the sum, for the Loan Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest, fees, charges and related expenses payable during such period to any Person in connection with Indebtedness or the deferred purchase price of assets that is treated as interest in accordance with GAAP, (b) the portion of rent actually paid during such period under Capital Leases that should be treated as interest in accordance with GAAP, (c) the Synthetic Lease Interest Component for such period and (d) the net amounts payable (or minus the net amounts receivable) under any Swap Agreements accrued during such period (whether or not actually paid or received during such period).

“Interest Period” shall mean, with respect to any LIBOR Loan, the time periods selected by the Borrower pursuant to Section 2.1(b) or Section 2.1(d) which commences on the first day of such Loan or the effective date of any conversion and ends on the last day of such time period, and thereafter, each subsequent time period selected by the Borrower pursuant to Section 2.1(e) which commences on the last day of the immediately preceding time period and ends on the last day of that time period.

“Investment” of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including any Guaranty Obligations of such Person and any indebtedness of such Person of the type described in clause (h) of the definition of “Indebtedness” on behalf of any other Person).

“IRC” shall mean the Internal Revenue Code of 1986.

“Joint Venture” means a corporation, partnership, joint venture or other legal arrangement (whether created pursuant to contract or conducted through a separate legal entity) now or hereafter formed by the Loan Parties or any of their Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof, the amendment thereof, the extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” shall mean: (i) Lender (or Trade Bank) in its capacity as issuer of Letters of Credit hereunder; (ii) as applicable, HSBC in its capacity as issuer of HSBC Letters of Credit; or (iii) any successor issuer of Letters of Credit hereunder.

“L/C Obligations” shall mean, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lender” shall mean Wells Fargo Bank, National Association and shall include it acting as the L/C Issuer (unless the context otherwise requires).

“Letter of Credit” shall mean any letter of credit issued hereunder and shall include the Existing Commercial Letters of Credit. A Letter of Credit may be a Commercial Letter of Credit or a Standby Letter of Credit.

“Letter of Credit Application” shall mean an application and agreement (including any master letter of credit agreement) for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer. The Letter of Credit Application may be in the form of a written application and agreement or may be submitted by Borrower using the CEO and following the procedures and standards Lender and/or L/C Issuer may from time to time establish for the use of the CEO.

“Letter of Credit Expiration Date” shall mean the day that is thirty days prior to the Revolving Loan Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Leverage Ratio” means, as at any date of determination, for the twelve month period ending on such date, the ratio of (i) the sum of Total Funded Debt plus four times the Rental Expenses before any reduction for amortization of tenant improvements to (ii) EBITDAR for such period.

“LIBOR Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (ii) of Section 2.1(c).

“LIBOR Rate” shall mean, with respect to any Interest Period for the LIBOR Loans in any Revolving Loan Borrowing consisting of LIBOR Loans, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of one percent) of (a) the rate per annum for Dollar deposits quoted by Lender as of 10:00 a.m. on each Business Day as the Inter-Bank Market Offered Rate for the applicable Interest Period divided by (b) one (1) minus the Reserve Requirement for such Loans in effect from time to time, with the understanding that such rate is the rate quoted by Lender for the purpose of calculating effective rates of interest for the loans making reference thereto, for the delivery of funds on such Business Day for a period of time equal to the applicable Interest Period and in an amount approximately equal to the principal amount of the applicable LIBOR Loan. Borrower understands and agrees that Lender may base its quotation on the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate including, but not limited to, the rate offered for Dollar deposits on the London interbank market and that the rate is evidenced by the recording thereof after its announcement within Lender.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, charge or other encumbrance in, of or on such property or the income therefrom including the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan” shall mean a Revolving Loan, including a Sweep Loan.

“Loan Account” shall have the meaning given to that term in Section 2.8(a).

“Loan Parties” shall mean, collectively, the Borrower and the Guarantors.

“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board.

“Material Adverse Effect” shall mean any event or circumstance that has or could reasonably be expected to have a material adverse effect on (a) the business, operations, condition (financial or otherwise), prospects, liabilities or capitalization of the Borrower or of the Loan Parties, taken as a whole; (b) the ability of the Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents or the ability of any Guarantor to pay any portion of its obligations in accordance with the terms of its Guaranty; (c) the rights and remedies of Lender under this Agreement, the other Credit Documents or any related document, instrument or agreement or (d) the validity or enforceability of any of the Credit Documents.

“Material Subsidiary” shall mean any Subsidiary who has $100,000 or more in assets.

“Maturity” or “maturity” shall mean, with respect to any Loan, interest, fee or other amount payable by the Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Multiemployer Plan” shall mean any multiemployer plan within the meaning of section 3(37) of ERISA.

“Negative Pledge” shall mean any covenant binding on the Borrower or any Guarantor that prohibits the creation of Liens on any of its assets or property.

“Net Income” shall mean with respect to any fiscal period, the net income of the Loan Parties determined in accordance with GAAP, consistently applied.

“Net Proceeds” shall mean, with respect to any sale or issuance of any Indebtedness, the aggregate consideration received by such Person from such sale or issuance less the sum of the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and the other reasonable costs and expenses directly related to such sale or issuance that are to be paid by such Person.

“Net Worth” shall mean, as at any date of determination, stockholders’ equity of the Loan Parties on such date (determined on a consolidated basis without duplication in accordance with GAAP).

“Note” shall mean the Revolving Loan Note.

“Notice of Borrowing” shall mean, as applicable: (a) a Notice of LIBOR Loan Borrowing; (b) Borrower’s use of the CEO to request a Base Rate Loan, a LIBOR Loan, a Prime Rate Loan or an L/C Credit Extension; or (c) Borrower’s written or telephonic request for a Base Rate Loan or a Prime Rate Loan.

“Notice of LIBOR Loan Borrowing” shall have the meaning given to that term in Section 2.1(b).

“Notice of Revolving Loan Conversion” shall have the meaning given to that term in Section 2.1(d).

“Notice of Revolving Loan Interest Period Selection” shall have the meaning given to that term in Section 2.1(e).

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Borrower to the Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including all Revolving Loans, Letters of Credit, interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against the Borrower), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrower hereunder and thereunder.

“Operating Leases” shall mean any lease of property (whether real, personal or mixed) for a period of longer than one year by a Person under which such Person is lessee, other than a Capital Lease.

“Permitted Indebtedness” shall have the meaning given to that term in Section 5.2(a).

“Permitted Liens” shall have the meaning given to that term in Section 5.2(b).

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a Joint Venture, a trust or other entity or a Governmental Authority.

“Pricing Grid” shall mean:

Pricing Grid

(rates are expressed in basis points per annum)

(One basis point equals .01%)

Tier	Leverage Ratio	Applicable Margin for LIBOR Loans (bps)	Applicable Margin for Base Rate Loans (including Sweep Loans) (bps)	Applicable Margin for Prime Rate Loans (bps)	Unused Commitment Fee Percentage (bps)
1	< 1.50:1	70.0	70.0	0	10.0
2	≥ 1.50, < 2.00	100.0	100.0	0	12.5
3	≥ 2.00, < 2.50	125.0	125.0	0	15.0
4	≥ 2.50	150.0	150.0	0	17.5

From the Closing Date through and including April 28, 2007, the Applicable Margin and Unused Commitment Fee shall be those set forth in Tier 1. From and after April 29, 2007, any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the first day of the month after the Compliance Certificate has been timely delivered pursuant to Section 5.1(a) hereof; provided, however, that if the Compliance Certificate is not timely delivered for a Fiscal Quarter in accordance with such Section, then Tier 4 shall apply as of the first day of the month after it was due.

“Prime Rate” shall mean the per annum rate at any time the rate of interest most recently announced within Lender as its Prime Rate, with the understanding that Lender’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement within Lender. The Prime Rate shall be adjusted automatically as to all Prime Rate Loans then outstanding as of the effective date of any change in the Prime Rate.

“Prime Rate Loans” means, at any time, a Revolving Loan which bears interest as provided in clause (iii) of Section 2.1(c).

“Rental Expense” means, for any period, the sum of (a) all rental payments under real property leases (including base rent, percentage rent, common area payments and real estate taxes) less amortization of tenant improvements for such period plus (b) all rent payments under equipment operating leases for such period.

“Requirement of Law” applicable to any Person shall mean (a) the Articles or Certificate of Incorporation and By-laws, Partnership Agreement or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any Governmental Authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, with respect to any day in an Interest Period for a LIBOR Loan, or on any day with respect to a Base Rate Loan, the aggregate of the maximum of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System. As used herein, the term “Reserve Requirement” shall include any basic, supplemental or emergency reserve requirements imposed on the Lender by any Governmental Authority.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, vice president of finance, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Loan” shall have the meaning given to that term in Section 2.1(a) and shall include Sweep Loans.

“Revolving Loan Borrowing” shall mean a borrowing by the Borrower consisting of the Revolving Loans made by the Lender on the same date and of the same Type.

“Revolving Loan Maturity Date” shall mean the earlier to occur of (i) January 28, 2012, and (ii) the date on which the Total Commitment or Lender’s other obligations have been terminated pursuant to Section 6.2 hereof.

“Revolving Loan Note” shall have the meaning given to that term in Section 2.8(b).

“Sale and Leaseback” means, with respect to any Person, the sale of property owned by that Person (the “Seller”) to another Person (the “Buyer”), together with the substantially concurrent leasing of such property by the Buyer to the Seller.

“Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s property would constitute an unreasonably small capital.

“Standby Letter of Credit” means any of the standby letters of credit issued by the L/C Issuer under this Agreement, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.

“Subsidiary” of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, Joint Venture, limited liability company or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, Joint Venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Financial Statements of such Person on a consolidated basis. Unless otherwise indicated in this Agreement, “Subsidiary” shall mean a Subsidiary of the Loan Parties.

“Surety Instruments” shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Sweep Loan” shall have the meaning given to that term in Section 2.3.

“Syndication Party” has the meaning set forth in Section 2.4(b).

“Synthetic Lease” shall mean each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a capital lease and accounts for its interest in the property covered thereby for Federal income tax purposes as the owner.

“Synthetic Lease Interest Component” shall mean, with respect to any Person for any period, the portion of rent paid or payable (without duplication) for such period under Synthetic Leases of such Person that would be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as capital leases under GAAP.

“Synthetic Lease Obligation” shall mean, as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

“Synthetic Lease Principal Component” shall mean, with respect to any Person for any period, the portion of rent (exclusive of the Synthetic Lease Interest Component) paid or payable (without duplication) for such period under Synthetic Leases of such Person that would be treated as principal in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as capital leases under GAAP.

“Taxes” shall have the meaning given to such term in Section 2.12(a).

“Total Commitment” shall mean, at any time, Sixty Million Dollars ($60,000,000), or, if such amount is reduced or increased pursuant to Section 2.4, the amount to which so reduced or increased and in effect at such time.

“Total Commitment Increase” has the meaning set forth in Section 2.4(b).

“Total Funded Debt” shall mean all Indebtedness of the Loan Parties on a consolidated basis.

“Trade Bank” shall mean Wells Fargo HSBC Trade Bank, National Association.

“Type” shall mean, with respect to any Loan or Borrowing at any time, the classification of such Loan or Borrowing by the type of interest rate it then bears, whether an interest rate based upon the Base Rate, the LIBOR Rate or the Prime Rate. In the event Borrower does not designate the type of interest rate for a Borrowing, it shall be a Base Rate Loan and all Sweep Loans shall be Base Rate Loans.

“UCP” has the meaning set forth in Section 2.2(h).

“Unreimbursed Amount” has the meaning set forth in Section 2.2(c)(i).

“Unused Commitment Fee Percentage” shall mean the per annum percentage which is used to calculate the Unused Commitment Fee. The Unused Commitment Fee Percentage shall be determined as provided in the Pricing Grid and may change for each Fiscal Quarter.

“Unused Commitment Fee Period” shall have the meaning given to that term in Section 2.5(b).

“Unused Commitment Fees” shall have the meaning given to that term in Section 2.5(b).

“Wells Fargo” shall have the meaning given to that term in the introductory paragraph hereof.

1.2 GAAP. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP. That certain terms or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way limit the foregoing. If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, other than changes in GAAP that require items to be included in the definition of Indebtedness that were not so required before such change, the Borrower and the Lender agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Borrower’s financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Borrower and Lender so amend this Agreement, all such covenants shall be calculated in accordance with GAAP as in effect immediately prior to such change.

1.3 Headings. The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

1.4 Plural Terms. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.5 Time. All references in this Agreement and each of the other Credit Documents to a time of day shall mean Boise, Idaho time, unless otherwise indicated.

1.6 Governing Law. Unless otherwise expressly provided in any Credit Document, this Agreement and each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of Idaho without reference to conflicts of law rules. The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of the Credit Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

1.7 Construction. This Agreement is the result of negotiations among, and has been reviewed by, the Borrower, the Lender, and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower or the Lender.

1.8 Entire Agreement. This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of the Borrower and the Lender relating to the subject matter hereof and thereof and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof and thereof (including the Summary of Proposed Terms and Conditions).

1.9 Calculation of Interest and Fees. All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed.

1.10 References.

(a) References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.

(b) References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time if such amendment, modification or supplement is permitted hereby.

(c) References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.

(d) References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

1.11 Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive. In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.

1.12 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

SECTION II. CREDIT FACILITIES.

2.1 Revolving Loan Facility.

(a) Revolving Loan Availability. On the terms and subject to the conditions of this Agreement, Lender agrees to advance to the Borrower from time to time during the period from the Closing Date up to, but not including, the Revolving Loan Maturity Date such loans in Dollars as the Borrower may request under this Section 2.1 or which are made under Section 2.3 (individually, a “Revolving Loan”); provided, however, that the sum of (i) the Effective Amount of all Revolving Loans made by Lender at any time outstanding and (ii) the Effective Amount of all L/C Obligations at such time outstanding shall not exceed the Total Commitment at such time. Except as otherwise provided herein, the Borrower may borrow, repay and reborrow Revolving Loans until the Revolving Loan Maturity Date.

(b) Revolving Loan Borrowing Procedure.

(i) Base Rate Loans. Except for Sweep Loans (as provided in Section 2.3 hereof), Borrower shall request Base Rate Loans not later than 1:00 p.m. on a Business Day upon written or, at the sole discretion of Lender, telephonic instructions received by Lender from any Person purporting to be a Responsible Officer of Borrower or purporting to be such other Person as Borrower may from time to time designate as having authority to request Base Rate Loans in writing to Lender. Borrower may also request Base Rate Loans by using the CEO and following such procedures and standards as Lender shall from time to time establish for the use of the CEO. Upon receipt of such instructions or request, the fulfillment of the conditions set forth in Section 3.2 and Borrower’s compliance with Section 2.1(a), Lender shall make a Base Rate Loan to Borrower by crediting the amount thereof to the Concentration Account. Borrower agrees that Lender is permitting telephonic and CEO requests for Base Rate Loans at Borrower’s request and Lender shall have no liability in acting upon a telephonic or CEO request that it believes has been made by an authorized Person.

(ii) LIBOR Loans. Borrower shall request a LIBOR Loan by either: (A) using the CEO and following such procedures and standards as Lender shall from time to time establish for the use of the CEO or (B) delivering a written notice in the form of Exhibit A, appropriately completed (a “Notice of LIBOR Loan Borrowing”). Irrespective of whether the request for a LIBOR Loan is made by either using the CEO or a Notice of LIBOR Loan Borrowing, Borrow shall specify:

(A) The principal amount of the requested Revolving Loan Borrowing, which shall be in the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.

(B) That the requested Revolving Loan Borrowing will be a LIBOR Loan;

(C) The initial Interest Periods selected by the Borrower for such LIBOR Loans in accordance with Section 2.1(e);

(D) The date of the requested LIBOR Loan, which shall be a Business Day; and

(E) Each Notice of LIBOR Loan Borrowing shall be signed by a Responsible Officer of Borrower.

The Borrower shall make a request for a LIBOR Loan by using the CEO or, as applicable, a Notice of LIBOR Loan to Lender not later than 9:00 a.m. at least three (3) Business Days before the date of the requested LIBOR Loan. Each Notice of LIBOR Loan Borrowing shall be delivered to Lender by facsimile or by e-mail by a Responsible Officer of the Borrower or by any other Person as

Borrower may designate in writing from time to time to Lender’s facsimile number or e-mail address and during the hours specified in Section 8.1; provided, however, that in the case of delivery by email, the Borrower shall promptly, and in any event within twenty-four hours after such email delivery, deliver to Lender a facsimile of such Notice of LIBOR Loan Borrowing executed by the Responsible Officer of the Borrower who sent the e-mail Notice of LIBOR Loan Borrowing; provided, however, Borrower’s failure to deliver a facsimile of such notice of Revolving Loan Borrowing shall not effect the validity, enforceability, conclusiveness or binding effect on Borrower of the e-mail notification.

Each request for a LIBOR Loan made either by using the CEO or by delivering a Notice of LIBOR Loan Borrowing to Lender shall be irrevocable. Upon receipt of a request for a LIBOR Loan either through the use of the CEO or the delivery of a Notice of LIBOR Loan Borrowing, the fulfillment of the conditions set forth in Section 3.2 and Borrower’s compliance with Section 2.1(a), Lender shall make the LIBOR Loan to Borrower by crediting the amount thereof to the Concentration Account. Borrower agrees that Lender is permitting CEO requests for LIBOR Loans at Borrower’s request and Lender shall have no liability in acting upon a CEO request that it believes has been made by an authorized Person.

(iii) Prime Rate Loans. Borrower shall request Prime Rate Loans not later than 1:00 p.m. on a Business Day upon written or, at the sole discretion of Lender, telephonic instructions received by Lender from any Person purporting to be a Responsible Officer of Borrower or purporting to be such other Person as Borrower may from time to time designate as having authority to request Prime Rate Loans in writing to Lender. Borrower may also request Prime Rate Loans by using the CEO and following such procedures and standards as Lender shall from time to time establish for the use of the CEO. Upon receipt of such instructions or request, the fulfillment of the conditions set forth in Section 3.2 and Borrower’s compliance with Section 2.1(a). Lender shall make a Prime Rate Loan to Borrower by crediting the amount thereof to the Concentration Account. Borrower agrees that Lender is permitting telephonic and CEO requests for Prime Rate Loans at Borrower’s request and Lender shall have no liability in acting upon a telephonic or CEO request that it believes has been made by an authorized Person.

(c) Revolving Loan Interest Rates. Subject to Section 2.7(c), the Borrower shall pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until paid in full, at one of the following rates per annum:

(i) During such periods as such Revolving Loan is a Base Rate Loan (and Base Rate Loans include Sweep Loans), at a rate per annum equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change; provided, however, in the event Lender provides Borrower a notice(s) pursuant to Sections 2.11(a) and/or 2.11(b) and Lender reasonably determines that the Base Rate plus the Applicable Margin should not be used as the interest rate for Base Rate Loans, then, in that event, the interest on the unpaid principal balance of a Base Rate Loan shall be at a rate per annum equal to the Alternative Rate, as such rate may change from time to time;

(ii) During such periods as such Revolving Loan is a LIBOR Loan, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan to the LIBOR Rate for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time during such Interest Period as the Applicable Margin shall change; and

(iii) During such periods as such Revolving Loan is a Prime Rate Loan, at a rate per annum equal to the Prime Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Prime Rate shall change.

All Revolving Loans in each Revolving Loan Borrowing shall, at any given time prior to maturity, bear interest at one, and only one, of the above rates. The number of Revolving Loan Borrowings consisting of LIBOR Loans shall not exceed six (6) at any time.

(d) Conversion of Revolving Loans. Subject to Section 2.13, the Borrower may convert any Revolving Loan Borrowing from one Type of Revolving Loan Borrowing to the other Type; provided, however, that no Base Rate Loan or Prime Rate Loan may be converted into a LIBOR Loan after the occurrence and during the continuance of an Event of Default and provided, further, that any conversion of a LIBOR Loan on any day other than the last day of the Interest Period therefor shall be subject to the payments required under Section 2.13. The Borrower shall request such a conversion by an irrevocable written notice to Lender in the form of Exhibit B, appropriately completed (a “Notice of Revolving Loan Conversion”), which specifies, among other things:

(i) The Revolving Loan Borrowing which is to be converted;

(ii) The Type of Revolving Loan Borrowing into which such Revolving Loan Borrowing is to be converted;

(iii) If such Revolving Loan Borrowing is to be converted into a Revolving Loan Borrowing consisting of LIBOR Loans, the initial Interest Period selected by the Borrower for such LIBOR Loans in accordance with Section 2.1(e); and

(iv) The date of the requested conversion, which shall be a Business Day.

(v) The Borrower shall give each Notice of Revolving Loan Conversion to Lender not later than 9:00 a.m. at least three (3) Business Days before the date of the requested conversion. Each Notice of Revolving Loan Conversion shall be delivered to Lender by facsimile or by e-mail by a Responsible Officer of the Borrower or by any other Person as Borrower may designate in writing from time to time to Lender’s facsimile number or e-mail address and during the hours specified in Section 8.1; provided, however, that in the case of delivery by email, the Borrower shall promptly, and in any event within twenty-four hours after such email delivery, deliver to Lender a facsimile of such Notice of Revolving Loan Conversion executed by the Responsible

Officer of the Borrower who sent the email Notice of Revolving Loan Conversion; provided, further, that Borrower’s failure to deliver a facsimile of such Notice of Revolving Loan Conversion shall not affect the validity, enforceability, conclusiveness, or binding affect on Borrower of the e-mail notification.

(e) LIBOR Loan Interest Periods.

(i) The initial and each subsequent Interest Period selected by the Borrower for a Revolving Loan Borrowing consisting of LIBOR Loans shall be one (1), two (2), three (3), six (6) or nine (9) months or one (1) year; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (C) no Interest Period shall end after the Revolving Loan Maturity Date.

(ii) The Borrower shall notify Lender by an irrevocable written notice in the form of Exhibit C, appropriately completed (a “Notice of Revolving Loan Interest Period Selection”), not later than 9:00 a.m. at least three (3) Business Days prior to the last day of each Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans of the Interest Period selected by the Borrower for the next succeeding Interest Period for such LIBOR Loans; provided, however, that no LIBOR Loan shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default. Each Notice of Revolving Loan Interest Period Selection shall be delivered by facsimile or by email by a Responsible Officer of the Borrower to Lender to the facsimile number or email address and during the hours specified in Section 8.1; provided, however, that in the case of delivery by email, the Borrower shall promptly, and in any event within twenty-four hours after such email delivery, deliver to Lender a facsimile of such Notice of Revolving Loan Interest Period Selection executed by the Responsible Officer of the Borrower who sent the email Notice of Revolving Loan Interest Period Selection; provided, however, Borrower’s failure to deliver a facsimile of such Notice of Revolving Loan Interest Period Selection shall not affect the validity, enforceability, conclusiveness, or binding affect on Borrower of the e-mail notification. If (A) the Borrower fails to notify Lender of the next Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans in accordance with this Section 2.1(e) or (B) an Event of Default has occurred and is continuing on the last date of an Interest Period for any LIBOR Loan, such LIBOR Loan(s) shall automatically convert to Base Rate Loan(s) on the last day of the current Interest Period therefor.

(f) Scheduled Revolving Loan Payments. The Borrower shall repay the principal amount of all then-outstanding Revolving Loans on the Revolving Loan Maturity Date. The Borrower shall pay accrued interest on the unpaid principal amount of each Revolving Loan in arrears (i) in the case of a Base Rate Loan and/or a Prime Rate Loan, on the last Business Day of each April, July, October, and January (ii) in the case of a LIBOR Loan, on the last day of each

Interest Period applicable to such Revolving Loan (and, if the Interest Period for such LIBOR Loan is six (6) months or longer, on the date that falls three (3) months after the beginning of such Interest Period and each three months thereafter); and (iii) in the case of all Revolving Loans, upon prepayment (to the extent thereof) and at maturity. All interest that is not paid when due shall be due upon demand.

(g) Purpose. The Borrower shall use the proceeds of the Revolving Loans (i) to refinance certain existing Indebtedness of the Borrower, (ii) to pay fees and expenses incurred by the Borrower in connection with the transactions contemplated hereby, (iii) to provide for working capital and other general corporate purposes of the Borrower and its Subsidiaries, (iv) to make Capital Expenditures and (v) to make future acquisitions as permitted hereunder.

2.2 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) On the terms and subject to the conditions set forth herein, the L/C Issuer agrees (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower, and to amend or, in the case of Standby Letters of Credit, renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit if as of the date of such L/C Credit Extension, and after giving effect thereto, the sum of (A) the Effective Amount of all Revolving Loans at any time outstanding and (B) the Effective Amount of all L/C Obligations at such time outstanding exceeds or would exceed the Total Commitment at such time. Within the foregoing limits, and on the terms and subject to the conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Commercial Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) Notwithstanding the L/C Issuer’s agreements in Section 2.2(a)(i), the L/C Issuer need not issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either (I) the Lender has approved such expiry date or (II) the Borrower has Cash Collateralized the Obligations in an amount equal to one hundred three percent (103%) of the then Effective Amount of such requested Letter of Credit, provided, however, that in any event, no Letter of Credit shall be issued or renewed if the expiry date of such Letter of Credit would occur more than two hundred forty (240) days after the Letter of Credit Expiration Date.

(C) the issuance of such Letter of Credit would violate the terms or conditions of any Letter of Credit Application entered into by the L/C Issuer and the Borrower;

(D) such Letter of Credit is in a face amount less than $100,000 in the case of a Standby Letter of Credit or denominated in a currency other than Dollars;

(E) such Letter of Credit is in violation of the UCP or other applicable law; or

(F) the expiry date of such Letter of Credit would occur (I) more than two hundred ten (210) days after it is issued for Commercial Letters of Credit and (II) more than three hundred sixty five (365) days after it is issued for Standby Letters of Credit.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer in the form of a Letter of Credit Application, appropriately completed and, when the CEO is not used, signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer not later than 9:00 a.m., at least two (2) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which date shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which date shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Borrower acknowledges that Lender and/or L/C Issuer are permitting Letter of Credit Applications to be submitted through the use of the CEO at Borrower’s request and Lender and/or L/C Issuer shall have no liability in acting upon a CEO request that it believes has been made by an authorized Person.

(ii) Upon receipt of any Letter of Credit Application and the L/C Issuer’s confirmation that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.

(iii) [Intentionally omitted.]

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements.

(i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower of the amount to be paid by the L/C Issuer as a result of such drawing and the date on which payment is to be made by the L/C Issuer to the beneficiary of such Letter of Credit in respect of such drawing; provided, however, that in the case of Commercial Letters of Credit, subsequent notification by routine methods shall be deemed sufficient notice. Not later than 9:00 a.m., on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion), the Borrower shall reimburse the L/C Issuer in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time (the “Unreimbursed Amount”), the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed to the L/C Issuer on the Honor Date in an amount equal to the Unreimbursed Amount, but subject to the amount of the unutilized portion of the Total Commitment and the conditions set forth in Section 3.2. Any notice given by the L/C Issuer pursuant to this Section 2.2(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) [Intentionally omitted.]

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing because the conditions set forth in Section 3.2 cannot be satisfied or for any other reason, the L/C Borrowing resulting from the honoring of a drawing under a Letter of Credit that is not so refinanced shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to Base Rate Loans upon the occurrence and during the continuance of an Event of Default.

(d) [Intentionally omitted.]

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid in accordance with the terms of the Letter of Credit Application, including the commercial letter of credit agreements, standby letter of credit agreements, and continuing letters of credit agreements between Borrower and Lender, Trade Bank, or HSBC, as such agreements may be amended, modified, and replaced.

(f) Role of L/C Issuer. The Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer’s responsibilities and the limitation of the L/C Issuer’s liability shall be as set forth in the Letter of Credit Applications, including the commercial letter of credit agreements, standby letter of credit agreements and continuing letters of credit agreements between Borrower and Lender, Trade Bank or HSBC, as such agreements may be amended, modified, and replaced.

(g) Cash Collateral. Upon the request of Lender, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the Obligations in an amount equal to one hundred three percent (103%) of the then Effective Amount of the L/C Obligations.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Commercial Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits (the “UCP”), as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower agrees to pay the following Letter of Credit fees which, once paid, are non-refundable:

(i) With respect to each Commercial Letter of Credit, such amounts as L/C Issuer and Borrower may agree.

(ii) With respect to each Standby Letter of Credit to Lender, a Standby Letter of Credit fee for each such Standby Letter of Credit equal to the Applicable Margin for LIBOR Loans times the actual daily maximum amount available to be drawn under each such Standby Letter of Credit times a fraction, the numerator of which is the number of days from the date of issuance to the date of expiry of such Standby Letter of Credit and the denominator of which is three hundred sixty (360). Such fee for each Standby Letter of Credit shall be due and payable in advance on the date of issuance of each such Standby Letter of Credit, unless otherwise agreed to in writing by the Borrower and the L/C Issuer. Each such fee, once paid, shall be non-refundable. If there is any change in the Applicable Margin for LIBOR Loans during any quarter, the Applicable Margin used for the calculation of the Letter of Credit Fee shall be the Applicable Margin on the date such fee is due.

(j) [Intentionally omitted.]

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l) Trade Bank or HSBC as L/C Issuer. The parties hereto acknowledge and agree that, at its option, the L/C Issuer may arrange for Letters of Credit to be issued by Trade Bank as agent for Lender or for HSBC Letters of Credit to be issued. All parties hereto understand and agree that, as applicable, to the extent any Letters of Credit are issued by Trade Bank as agent for Lender or any HSBC Letters of Credit are issued, (i) Trade Bank is agent only to Lender and not to the Borrower and has no obligations to the Borrower and HSBC has no obligations to the Borrower, (ii) the Letters of Credit issued by Trade Bank and the HSBC Letters of Credit will be deemed Letters of Credit issued by the L/C Issuer for all purposes hereunder and (iii) any of the obligations performed or rights exercised pursuant to or in connection with the issuance of any Letter of Credit by Trade Bank or by HSBC pursuant to or in connection with the issuance of any HSBC Letters of Credit shall be deemed obligations performed or rights exercised by Lender as L/C Issuer. To the extent that the L/C Issuer is required to provide any notices to, or take any other actions for the benefit of, the Lender hereunder, with respect to any Letter of Credit issued by Trade Bank, no such notice or action shall be required.

2.3 Sweep Loans. Lender, in its sole and absolute discretion, may make Base Rate Loans to the Borrower each day in an amount equal to the excess, if any, of the Dollar amount of all debits clearing all bank accounts settled through the Concentration Account on such day less the Dollar amount of collected funds in the Concentration Account on such day (each such loan is a “Sweep Loan.”). All Sweep Loans shall be Base Rate Loans. The existence of an excess amount of clearing checks shall be deemed to be a request by the Borrower for a Sweep Loan and no notice is required for a Sweep Loan. All Sweep Loans shall bear interest at the rate set forth in Sections 2.1(c)(i) and 2.7(c) and shall be payable as provided in Sections. 2.1(f), 2.6(c), and 2.6(d). The availability of Sweep Loans is discretionary on the part of Lender and Lender may terminate the availability of Sweep Loans at any time.

2.4 Commitment Reductions and Increases.

(a) Optional Reduction or Cancellation of Commitments. The Borrower may, upon five (5) Business Days written notice to Lender, permanently reduce the Total Commitment by the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or cancel the Total Commitment in its entirety; provided, however, that the Borrower may not:

(i) reduce the Total Commitment prior to the Revolving Loan Maturity Date, if, after giving effect to such reduction, the Effective Amount of all Revolving Loans and L/C Obligations then outstanding would exceed the proposed reduced Total Commitment; and

(ii) cancel the Total Commitment prior to the Revolving Loan Maturity Date if, after giving effect to such cancellation, any Revolving Loan or L/C Obligation would then remain outstanding.

(b) Optional Increases of Commitments. Subject to the terms and conditions of this Section 2.4, Borrower shall have the right, at any time prior to 30 days prior to the Revolving Loan Maturity Date, to increase the Total Commitment from time to time (each a “Total Commitment Increase”) in an amount which would bring the Total Commitment to a maximum of eighty million dollars ($80,000,000); provided that each of the following conditions precedent has been satisfied:

(i) No Event of Default has occurred and is continuing;

(ii) Borrower has submitted to Lender a written request for such Total Commitment Increase specifying the aggregate dollar amount thereof, which shall be in a minimum of $5,000,000 and in increments of $5,000,000;

(iii) Either Lender by itself, Lender and one or more other financial institutions (each a “Syndication Party”) or one or more Syndication Parties have agreed to provide funding for the Total Commitment Increase on terms and conditions satisfactory to Lender, Borrower and, if applicable, each Syndication Party; and

(iv) Lender, Borrower and, if applicable, each Syndication Party, has executed an amendment to this Agreement which contain terms and conditions satisfactory to each of them.

(c) Mandatory Reduction or Termination of Commitments. The Total Commitment shall be automatically reduced to zero on the Revolving Loan Maturity Date.

(d) Effect of Commitment Reductions. From the effective date of any reduction of the Total Commitment, the Unused Commitment Fees payable pursuant to Section 2.5(b) shall be computed on the basis of the Total Commitment as so reduced. Once reduced or cancelled, the Total Commitment may not be increased or reinstated without the prior written consent of Lender.

2.5 Fees.

(a) Commitment Fee. Borrower shall pay Lender a Commitment Fee in the amount of $90,000.00, which fee shall be payable in full on the Closing Date and shall not be subject to reduction or be refundable under any and all circumstances.

(b) Unused Commitment Fees. The Borrower shall pay to Lender fees (collectively, the “Unused Commitment Fees”) equal to (i) the Total Commitment minus: (A) the average daily outstanding and unpaid principal balance of the Loans during the Unused Commitment Fee Period; and (B) the average daily aggregate undrawn face amount of all outstanding Letters of Credit during the Unused Commitment Fee Period, multiplied by (ii) the Unused Commitment Fee Percentage. The Borrower shall, on or before April 30, 2007, pay the Unused Commitment Fees that were payable under the Original Credit Agreement on the Closing Date and the Unused Commitment Fees payable under this Agreement from the Closing Date until April 30, 2007. Thereafter, Borrower shall pay the Unused Commitment Fees quarterly in arrears on the last day of each January, April, July and October and on the Revolving Loan Maturity Date (or if the Total Commitment is cancelled or terminated on a date prior to the Revolving Loan Maturity Date, on such prior date). Each Unused Commitment Fee, once paid, is non-refundable. As used herein, the term “Unused Commitment Fee Period” shall mean the period beginning on the first day of the most recently concluded quarter and ending on the last day of the most recently concluded quarter.

2.6 Prepayments.

(a) Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.6(b), a mandatory prepayment required by Section 2.6(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the Borrower shall pay to Lender (i) all accrued interest and fees to the date of such prepayment on the amount prepaid and (ii) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all amounts payable to such Lender pursuant to Section 2.13.

(b) Optional Prepayments. Except as provided in Section 2.6(d), at its option Borrower may, in the case of Base Rate Loans or Prime Rate Loans, prepay such Loans in part or in whole or, in the case of LIBOR Loans, upon three (3) Business Days’ notice to Lender, prepay such Loans in any Borrowing in part, in a minimum principal amount of $3,000,000 or an integral multiple of $500,000 in excess thereof, or in whole. Each such notice shall specify the date and amount of such prepayment, provided that if such prepayment is on any day other than the last day of the Interest Period applicable to such LIBOR Loan, the Borrower shall be subject to the payments required by Section 2.13. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. If no Default or Event of Default has occurred and is continuing, all prepayments under this Section 2.6(b) which are applied to reduce the principal amount of the Loans shall be applied to the Loans as directed by the Borrower. If the Borrower fails to direct the application of any such principal prepayments or if a Default has occurred and is continuing, such principal prepayments shall be applied first, to the payment of Revolving

Loans and then to Cash Collateralize the Obligations in an amount equal to the Effective Amount of the L/C Obligations and shall in any case, to the extent possible, be first applied to prepay Prime Rate Loans and then if funds remain, to prepay Base Rate Loans and then if any funds remain, to prepay LIBOR Loans.

(c) Mandatory Prepayments. The Borrower shall prepay the Loans as follows:

(i) If, at any time, the Effective Amount of all Revolving Loans, and L/C Obligations then outstanding exceeds the Total Commitment at such time, the Borrower shall immediately (A) prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding and (B) otherwise, Cash Collateralize the Obligations in an amount equal to 103% of the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to such excess.

(ii) [Intentionally omitted.]

(iii) If, at any time after the Closing Date, any Loan Party issues or incurs any Indebtedness for borrowed money, including Indebtedness evidenced by notes, bonds, debentures or other similar instruments but excluding Permitted Indebtedness, the Borrower shall, immediately after such issuance or incurrence (A) prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding and (B) otherwise, Cash Collateralize the Obligations in an amount equal to 103% of the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds of such Indebtedness.

(iv) [Intentionally omitted.]

(v) The Borrower shall deliver to Lender, at the time of each prepayment required under this Section 2.6(c), (A) a certificate signed by the chief financial officer of Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (B) to the extent practicable, at least three (3) days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the Type and principal amount of each Loan (or portion thereof) to be prepaid. In the event that the Borrower shall subsequently determine that the actual amount was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Total Commitment shall be permanently reduced) in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to Lender a certificate signed by the chief financial officer of Borrower demonstrating the derivation of the additional amount resulting in such excess.

(d) Prepayment by Automatic Debit. Borrower agrees that Lender, in its sole and absolute discretion, may effect prepayments of Base Rate Loans (including Sweep Loans) and Prime Rate Loans in an amount equal to the excess of the Dollar amount of collected funds in the Concentration Account on a particular day less the Dollar amount of all debits clearing all bank accounts settled through the Concentration Account on such day (an “Automatic Debit”). Such prepayment shall be without premium or penalty.

2.7 Other Payment Terms.

(a) Place and Manner. All payments to be made by the Borrower under this Agreement or any other Credit Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make all payments due to Lender under this Agreement or any other Credit Document by payments to Lender at the Lender’s office located at the address specified in Section 8.1 or at such other office as Lender may designate. The Borrower shall make all payments under this Agreement or any other Credit Document in lawful money of the United States and in same day or immediately available funds not later than 11:00 a.m. on the date due, except for payments through: (i) CEO which shall be made not later than 1:00 on the date due; and (ii) Automatic Debit payments which shall be deemed to have been received on the same Business Day as they are made.

(b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Default Rate. On and after the occurrence of an Event of Default, until the time when such Event of Default shall have been cured or waived by Lender, the Borrower shall pay interest on the aggregate, outstanding principal amount of all Obligations hereunder at a per annum rate equal to the otherwise applicable interest rate set forth in Section 2.1(c), plus two percent (2.00%) (the “Default Rate”).

(d) Application of Payments. All payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Loans and L/C Borrowings.

2.8 Loan Accounts; Notes.

(a) Loan Accounts. The obligation of the Borrower to repay the Loans made to it by Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by Lender on its books (individually, a “Loan Account”), and by a note pursuant to Section 2.8(b). Lender shall record in its Loan Accounts (i) the date and amount of each Loan made by Lender, (ii) the interest rates applicable to each such Loan thereof and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan, (iv) the date and amount of each principal and interest payment on each Loan and (v) such other information as Lender may determine is necessary for the computation of principal and interest payable to it by the Borrower hereunder; provided, however, that any failure by Lender to make, or any error by Lender in making, any such notation shall not affect the Borrower’s Obligations. The Loan Accounts shall be conclusive absent manifest error with respect to the matters noted therein.

(b) Revolving Loan Notes. Lender’s Revolving Loans shall be evidenced by a promissory note in the form of Exhibit E (the “Revolving Loan Note”) which note shall be (i) payable to the order of Lender, (ii) in the amount of the Total Commitment, (iii) dated the Closing Date and (iv) otherwise appropriately completed. The Borrower authorizes Lender to record on the schedule annexed to Lender’s Revolving Loan Note the date and amount of each Revolving Loan made by Lender and of each payment or prepayment of principal thereon made by the Borrower, and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted thereon; provided, however, that any failure by Lender to make, or any error by Lender in making, any such notation shall not affect the Borrower’s Obligations. The Borrower further authorizes Lender to attach to and make a part of its Revolving Loan Note continuations of the schedule attached thereto as necessary.

2.9 Loan Funding. Lender shall, upon satisfaction of the applicable conditions set forth in Section 3.2 (and, if such Borrowing is the initial Credit Event, Section 3.1), make funds available to the Borrower on the date of each Borrowing either by (i) crediting the account of the Borrower on the books of Lender with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to Lender by the Borrower; provided, however, that if, on the date of the Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

2.10 [Intentionally omitted.]

2.11 Change of Circumstances.

(a) Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loan, (i) Lender determines that the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined due to unavailability of funds in or other circumstances affecting the London interbank market or (ii) Lender shall determine that the rate of interest for such Loan does not adequately and fairly reflect the cost to Lender of making or maintaining a LIBOR Loan, Lender shall immediately give notice of such condition to the Borrower. After the giving of any such notice and until Lender shall otherwise notify the Borrower that the circumstances giving rise to such condition no longer exist, Borrower’s right to request the making of, conversion to or a new Interest Period for, LIBOR Loans shall be suspended. Any LIBOR Loans outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such LIBOR Loans into Prime Rate Loans unless such suspension has then ended.

(b) Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by Lender with any request or directive (whether or not having the force of law) of Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for Lender to make or maintain any LIBOR Loan, Lender shall immediately notify the Borrower of such Change of Law. Upon receipt of such notice, (i) Borrower’s right to request the making of, conversion to or a new Interest Period for, LIBOR Loans shall be terminated, and (ii) the Borrower shall, at the request of Lender, either (A) pursuant to Section 2.1(d), convert any such then outstanding LIBOR Loans into Prime Rate Loans at the end of the current Interest Period for such LIBOR Loans or (B) immediately repay or convert any such LIBOR Loans if Lender shall notify the Borrower that Lender may not lawfully continue to fund and maintain such LIBOR Loans. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Loans shall be deemed a prepayment thereof for purposes of Section 2.13. After Lender notifies the Borrower of such a Change of Law and until Lender notifies the Borrower that it is no longer unlawful or impossible for Lender to make or maintain a LIBOR Loan, all Revolving Loans of such Lender shall be Prime Rate Loans.

(c) Increased Costs. If, after the date of this Agreement, any Change of Law shall:

(i) subject Lender to any tax, duty or other charge with respect to any LIBOR Loan or Base Rate Loan, or shall change the basis of taxation of payments by the Borrower to Lender on such a LIBOR Loan or in respect to such a LIBOR Loan under this Agreement (except for changes in the rate of taxation on the overall net income of any Lender imposed by its jurisdiction of incorporation or the jurisdiction in which its principal executive office is located); or

(ii) impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of the LIBOR Rate for any Loans), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by Lender for any LIBOR Loan or Base Rate Loan; or

(iii) impose on any Lender any other condition related to any LIBOR Loan, any Base Rate Loan or Lender’s Total Commitment;

and the effect of any of the foregoing is to increase the cost to such Lender of making, renewing, or maintaining any such LIBOR Loan, Base Rate Loan or its Total Commitment or to reduce any amount receivable by Lender hereunder; then the Borrower shall from time to time, within ten (10) Business Days after demand by Lender, pay to Lender additional amounts sufficient to reimburse Lender for such increased costs or to compensate Lender for such reduced amounts. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts, submitted by Lender to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.11(c) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(d) Capital Requirements. If, after the date of this Agreement, Lender determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by Lender or any Person controlling Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by Lender or such Person which is attributable to or based upon the Loans, the Letters of Credit, the Total Commitment or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account Lender’s or such Person’s policies with respect to capital adequacy), the Borrower shall pay to Lender or such Person, within ten (10) Business Days after demand of Lender, such amounts as Lender or such Person shall determine are necessary to compensate Lender or such Person for the increased costs to Lender or such Person of such increased capital. A certificate setting forth in reasonable detail the amount of such increased costs, submitted by Lender to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.11(d) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(e) Notice, Reasonable Commercial Efforts. If Lender becomes aware of (i) any Change of Law that will make it unlawful or impossible for Lender to make or maintain any LIBOR Loan or any Base Rate Loan or (ii) any Change of Law or other event or condition that will obligate the Borrower to pay any amount pursuant to Section 2.11(c) or Section 2.11(d), Lender shall notify the Borrower thereof as promptly as practical. If Lender has given notice of any such Change of Law or other event or condition and thereafter becomes aware that such Change of Law or other event or condition has ceased to exist, Lender shall notify the Borrower thereof as promptly as practical. If Lender is affected by any Change of Law which makes it unlawful or impossible for such Lender to make or maintain any LIBOR Loan or Base Rate Loan or to which the Borrower is obligated to pay any amount pursuant to Section 2.11(c) or Section 2.11(d) it shall use reasonable commercial efforts to avoid the effect of such Change of Law or to avoid or materially reduce any amounts which the Borrower is obligated to pay pursuant to Section 2.11(c) or Section 2.11(d) if, in the reasonable opinion of Lender, such efforts would not be disadvantageous to Lender or contrary to Lender’s normal banking practices.

2.12 Taxes on Payments.

(a) Payments Free of Taxes. All payments made by the Borrower under this Agreement and the other Credit Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp, documentary or other taxes, any duties, or any other levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (except net income taxes and franchise taxes in lieu of net income taxes imposed on Lender by its jurisdiction of incorporation) (all such non-excluded taxes, duties, levies, imposts, charges, fees, deductions and withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to Lender hereunder or under the other Credit Documents, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Credit Documents. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, the Borrower shall indemnify Lender for any taxes, interest or penalties that may become payable by Lender as a result of any such failure. The obligations of the Borrower under this Section 2.12(a) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(b) [Intentionally omitted.]

(c) Reasonable Commercial Efforts. If Lender claims any additional amounts to be payable to it pursuant to this Section 2.12, it shall use reasonable commercial efforts to file any certificate or document reasonably requested in writing by the Borrower reflecting a reduced rate of withholding, if the making of such a filing would avoid the need for or materially reduce the amount of any such additional amounts which may thereafter accrue.

(d) Tax Returns. Nothing contained in this Section 2.12 shall require Lender to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential).

2.13 Funding Loss Indemnification. If the Borrower shall (a) repay, prepay or convert any LIBOR Loan on any day other than the last day of an Interest Period therefor (whether a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise), (b) fail to borrow any LIBOR Loan for which a Notice of Borrowing has been delivered to Lender (whether as a result of the failure to satisfy any applicable conditions or otherwise) or (c) fail to convert any Revolving Loans into LIBOR Loans in accordance with a Notice of Conversion delivered Lender (whether as a result of the failure to satisfy any applicable conditions or otherwise), the Borrower shall pay to Lender within ten (10) Business Days after demand, a prepayment fee, failure to borrow fee or failure to convert fee, as the case may be (determined as though 100% of the LIBOR Loan had been funded in the London interbank eurodollar currency market) equal to the sum of:

(a) $250; plus

(b) the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the LIBOR Rate plus the Applicable Margin for LIBOR Loans if that amount had remained or been outstanding through the last day of the applicable Interest Period exceeds (ii) the interest that Lender could recover by placing such amount on deposit in the London interbank eurodollar currency market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Interest Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

(c) all out-of-pocket expenses incurred by Lender reasonably attributable to such payment, prepayment or failure to borrow;

(d) provided, however, that if, with respect to any such repayment, prepayment, conversion, failure to borrow or failure to convert, the sum of the amount computed under subsections (b) and (c) above is zero, then, with respect to such repayment, prepayment, conversion, failure to borrow or failure to convert only, the amount listed in subsection (a) shall be deemed to be zero.

2.14 Prepayment. Lender’s determination of the amount of any prepayment fee payable under this Section 2.13 shall be conclusive in the absence of manifest error. The obligations of the Borrower under this Section 2.13 shall survive the payment and performance of the Obligations and the termination of this Agreement.

2.15 [Intentionally omitted.]

SECTION III. CONDITIONS PRECEDENT.

3.1 Initial Conditions Precedent. The occurrence of the initial Credit Event is subject to receipt by Lender, on or prior to the Closing Date, of each item listed below, each in form and substance satisfactory to Lender:

(a) Principal Credit Documents.

(i) This Agreement, duly executed by the Borrower, Lender, and the L/C Issuer;

(ii) A Revolving Loan Note payable to Lender duly executed by the Borrower; and

(iii) A Guaranty, in form and substance satisfactory to Lender, duly executed by each Guarantor.

(b) Borrower Organizational Documents.

(i) The articles of incorporation of the Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State of Delaware;

(ii) A certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Closing Date, certifying that (A) attached thereto is a true and correct copy of the bylaws of the Borrower as in effect on the Closing Date; (B) attached thereto are true and correct copies of resolutions duly adopted by the board of directors of the Borrower and continuing in effect, which authorize the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents executed or to be executed by the Borrower and the consummation of the transactions contemplated hereby and thereby; and (C) there are no proceedings for the dissolution or liquidation of the Borrower;

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Closing Date, certifying the incumbency, signatures and authority of the officers of the Borrower authorized to execute, deliver and perform this Agreement, the other Credit Documents and all other documents, instruments or agreements related thereto executed or to be executed by the Borrower; and

(iv) Certificates of good standing (or comparable certificates) for the Borrower, certified as of a recent date prior to the Closing Date by the Secretaries of State (or comparable official) of Delaware, Idaho and West Virginia.

(c) Guarantor Organizational Documents

(i) The certificate of incorporation, articles of incorporation, certificate of limited partnership, articles of organization or comparable document of each Guarantor, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable public official) of its state of incorporation or formation;

(ii) A certificate of good standing (or comparable certificate) for each Guarantor, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable public official) of Idaho in the case of Coldwater Creek The Spa Inc.; Idaho and Delaware in the case of Aspenwood Advertising, Inc.; Delaware in the case of C Squared, LLC; Idaho in the case of Coldwater Creek Sourcing, Inc.; Idaho in the case of CWC Sourcing LLC; and Hong Kong, China in the case of Coldwater Creek HK Ltd.;

(iii) [Intentionally omitted.]

(iv) A certificate of the Secretary or an Assistant Secretary (or comparable officer) of each Guarantor, dated the Closing Date, certifying that (A) attached thereto is a true and correct copy of the bylaws, partnership agreement, limited liability company agreement or comparable document of such Guarantor as in effect on the Closing Date; (B) attached thereto are true and correct copies of resolutions duly adopted by the board of directors or other governing body of such Guarantor (or other comparable enabling action) and continuing in effect, which authorize the execution, delivery and performance by such Guarantor of the Credit Documents to be executed by such Guarantor and the consummation of the transactions contemplated thereby; and (C) there are no proceedings for the dissolution or liquidation of such Guarantor; and

(v) A certificate of the Secretary or an Assistant Secretary (or comparable officer) of each Guarantor, dated the Closing Date, certifying the incumbency, signatures and authority of the officers of such Guarantor authorized to execute, deliver and perform the Credit Documents to be executed by such Guarantor.

(d) Financial Statements, Financial Condition, Etc.

(i) A copy of the unaudited Financial Statements of the Loan Parties for the Fiscal Quarter ended October 28, 2006, and for the Fiscal Year to such date (prepared on a consolidated and consolidating basis), in each case certified by the chief financial officer of the Borrower to present fairly the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments);

(ii) [Intentionally omitted.]

(iii) A copy of the most recently completed annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to each Employee Benefit Plan of the Borrower and its Subsidiaries, certified by a senior officer of the Borrower;

(iv) [Intentionally omitted.]

(v) A Compliance Certificate executed by the president, chief executive officer, chief financial officer, treasurer or vice president of finance of the Borrower which (A) certifies that, as of the Closing Date, no Default or Event of Default has occurred and is continuing, or, if any such Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and what action Borrower proposes to take with respect thereto and (B) sets forth, for the quarter ended October 28, 2006, the calculation of the financial ratios and tests provided in Section 5.3; and

(vi) Such other financial, business and other information regarding the Borrower or any of its Subsidiaries as Lender may reasonably request, including information as to possible contingent liabilities, tax matters, environmental matters and obligations for employee benefits and compensation.

(e) Uniform Commercial Code Documents. Uniform Commercial Code search certificates from the jurisdictions in which the Lender requests reflecting no other financing statements or filings which evidence Liens other than Permitted Liens;

(f) Opinions. A favorable written opinion from Elsaesser Jarzabek Anderson Marks Elliott & McHugh, Chartered, special counsel for the Loan Parties, dated the Closing Date, addressed to Lender, covering such legal matters as Lender may reasonably request and otherwise in form and substance satisfactory to Lender.

(g) Other Items.

(i) In the event such a request is to be made by Borrower on the Closing Date, a duly completed and delivered written request for that portion of the initial Credit Event that will be a Base Rate Loan or a Prime Rate Loan setting forth the amount thereof;

(ii) [Intentionally omitted.]

(iii) No event or circumstance shall have occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(iv) [Intentionally omitted.]

(v) Other than the pending or threatened actions, suits, investigations or proceedings described in Schedule 4.1(g), there shall not exist any pending or threatened action, suit, investigation or proceeding, which, if adversely determined, could materially and adversely affect the Loan Parties, any transaction contemplated hereby or the ability of any Loan Party to perform its obligations under the Credit Documents or the ability of Lender to exercise its rights thereunder;

(vi) A certificate of the president, chief executive officer or chief financial officer of the Borrower, addressed to Lender and dated the Closing Date, certifying that:

(A) The representations and warranties set forth in Article IV and in the other Credit Documents are true and correct in all material respects as of such date (except for such representations and warranties made as of a specified date, which shall be true as of such date); and

(B) After giving effect to the initial Credit Event, no Default or Event of Default has occurred and is continuing as of such date or will result from such Credit Event;

(C) Each Loan Party has obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable to have been obtained prior to the Closing Date in connection with the transactions herein and the continued operation of the business conducted by the Loan Parties in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization or consent is in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, should not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing is pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired;

(vii) All fees and expenses payable to Lender on or prior to the Closing Date have been paid;

(viii) All fees and expenses of counsel to Lender through the Closing Date have been paid; and

(ix) [Intentionally omitted.]

(x) [Intentionally omitted.]

(xi) Such other evidence as Lender may reasonably request to establish the accuracy and completeness of the representations and warranties and the compliance with the terms and conditions contained in this Agreement and the other Credit Documents.

3.2 Conditions Precedent to each Credit Event. The occurrence of each Credit Event (including the initial Credit Event) is subject to the further conditions that:

(a) The Borrower shall have delivered to Lender and, if applicable, the L/C Issuer, the Notice of Borrowing, Letter of Credit Application, Notice of Conversion or Notice of Interest Period Selection, as the case may be, for such Credit Event in accordance with this Agreement; and

(b) On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

(i) The representations and warranties of the Borrower set forth in Article IV and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date);

(ii) There shall not have been any material adverse change to the business, operations, condition (financial or otherwise), prospects, liabilities or capitalization of the Borrower or any of the other Loan Parties since the Financial Statements dated October 28, 2006;

(iii) No Default or Event of Default has occurred and is continuing or will result from such Credit Event; and

(iv) All of the Credit Documents are in full force and effect.

The submission by the Borrower to Lender of each Notice of Borrowing, each Letter of Credit Application, each Notice of Conversion (other than a notice for a conversion to a Base Rate Loan or a Prime Rate Loan) and each Notice of Interest Period Selection shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth above in this Section 3.2(b) is true and correct as of the date of such notice.

3.3 Initial Credit Event. In the event there are any outstanding amounts due under the Original Credit Agreement on the Closing Date then, in that event, as an initial Credit Event under this Agreement all such amounts shall be deemed to have been made and/or incurred under this Agreement in the same form and type as under the Original Credit Agreement. By way of example, if on the Closing Date there is a LIBOR Loan outstanding under the Original Credit Agreement it shall be deemed to have been made under this Agreement in the same unpaid principal amount, with the same Interest Period and with the same accrued and unpaid interest as existed on the Closing Date under the Original Credit Agreement.

3.4 Covenant to Deliver. The Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to the occurrence of any Credit Event if such Credit Event occurs. The Borrower expressly agrees that the occurrence of any such Credit Event prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of the Borrower’s obligation to deliver such item.

SECTION IV. REPRESENTATIONS AND WARRANTIES.

4.1 Representations and Warranties. In order to induce Lender to enter into this Agreement, the Borrower hereby represents and warrants to Lender for itself and each of the other Loan Parties as follows and agrees that each of said representations and warranties shall be deemed to survive until full, complete and indefeasible payment and performance of the Obligations and shall apply anew to each Borrowing hereunder:

(a) Due Incorporation, Qualification, etc. Each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license and where the failure to be so qualified or licensed, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

(b) Authority. The execution, delivery and performance by each Loan Party of each Credit Document executed, or to be executed, by such Loan Party and the consummation of the transactions contemplated thereby (i) are within the power of such Loan Party and (ii) have been duly authorized by all necessary actions on the part of such Loan Party.

(c) Enforceability. Each Credit Document executed, or to be executed, by each Loan Party has been, or will be, duly executed and delivered by such Loan Party and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The execution and delivery by each Loan Party of the Credit Documents executed by such Loan Party and the performance and consummation of the transactions contemplated thereby do not (i) violate any Requirement of Law applicable to such Loan Party; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Loan Party; or (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Loan Party (except such Liens as may be created in favor of Lender pursuant to this Agreement or the other Credit Documents).

(e) Approvals.

(i) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including the equity holders of any Person) is required in connection with the execution and delivery of the Credit Documents executed by any Loan Party or any Loan Party’s performance or consummation of the transactions contemplated thereby, except for those which have been made or obtained and are in full force and effect.

(ii) All Governmental Authorizations required to be obtained by any Loan Party have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, where any such failure to obtain such Governmental Authorizations or any such conflict or restriction could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party has received any written notice or other written communications from any Governmental Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Governmental Authorization, or (ii) any other limitations on the conduct of business by any Loan Party, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) No Violation or Default. No Loan Party is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person or (ii) any Contractual

Obligation of such Person (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(g) Litigation. Except as set forth in Schedule 4.1(g), no actions (including derivative actions), suits, proceedings or investigations are pending or, to the best knowledge of the Borrower, threatened against any Loan Party at law or in equity in any court, arbitration proceeding, mediation proceeding or before any other Governmental Authority which (i) could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Credit Documents or the transactions contemplated thereby.

(h) Title; Possession Under Leases. The Loan Parties own and have good record and marketable title, or valid leasehold interests in all real property and assets necessary to the conduct of its business. Such real property and assets are subject to no Liens other than Permitted Liens. Each of the Loan Parties has complied with all material obligations under all material leases to which it is a party and enjoys peaceful and undisturbed possession under such leases.

(i) Financial Statements. The Financial Statements of the Loan Parties dated October 28, 2006, (i) are in accordance with the books and records of the Loan Parties, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP, consistently applied; (iii) are true, correct and accurate is all material respects; and (iv) fairly present in all material respects the financial conditions and results of operations of the Loan Parties as of the date thereof and for the period covered thereby. No Loan Party has any Contingent Obligations, liability for taxes or other outstanding obligations which, in any such case, are material in the aggregate, except as disclosed in the unaudited Financial Statements dated October 28, 2006, furnished by the Borrower to Lender prior to the date hereof, or in the Financial Statements delivered to Lender pursuant to clause (i) or (ii) of Section 5.1(a).

(j) No Agreements to Sell Assets; Etc. No Loan Party has any legal obligation, absolute or contingent, to any Person to sell the assets of the Borrower or any of its Subsidiaries (except as permitted by Section 5.2(c)), or to effect any merger, consolidation or other reorganization of the Borrower or any of its Subsidiaries (except as permitted by Section 5.2(d)) or to enter into any agreement with respect thereto.

(k) Employee Benefit Plans.

(i) None of the Borrower and the ERISA Affiliates has sponsored, participated in, maintained, contributed to or incurred any liability (including secondary liability) to any Multiemployer Plan, any multiple employer plan (as described in section 4064(a) of ERISA), or any Employee Benefit Plan subject to section 412 of the IRC, section 302 of ERISA or Title IV of ERISA. Neither the Borrower nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan contribution coverage could not reasonably be expected to have a Material Adverse Effect.

(ii) All contributions or premiums required to be made by the Borrower and its Subsidiaries under the terms of each Employee Benefit Plan or by applicable law have been made in a timely fashion in accordance with applicable law and the terms of the Employee Benefit Plan. There are no unfunded accrued liabilities, no outstanding defaults or violations by any party to any Employee Benefit Plan and no taxes, penalties or fees are owing under any Employee Benefit Plan. Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such plan which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of the Borrower or any ERISA Affiliate is legally valid and binding and in full force and effect. To the best knowledge of the Borrower, no Employee Benefit Plan is being audited or investigated by any government agency or is subject to any threatened claim or suit. No Employee Benefit Plan is subject to any pending claim or suit which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. None of the Borrower and the ERISA Affiliates nor, to the best knowledge of the Borrower, any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under section 406 of ERISA or section 4975 of the IRC.

(iii) None of the Borrower and the ERISA Affiliates has maintained, contributed to or incurred any material liability (including secondary liability) to any Multiemployer Plan.

(l) Other Regulations. No Loan Party is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur Indebtedness.

(m) Governmental Charges. The Loan Parties have filed or caused to be filed all tax returns which are required to be filed by them. The Loan Parties have paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness, except such Governmental Charges or indebtedness, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been established.

(n) Margin Stock. No Loan Party owns any Margin Stock that, in the aggregate, would constitute a substantial part of the assets of the Borrower and its Subsidiaries taken as a whole, and no proceeds of any Loan will be used to purchase or carry, directly or indirectly, any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock.

(o) Material Subsidiaries, Etc. Schedule 4.1(o) (as supplemented by the Borrower from time to time in a written notice to Lender) sets forth each of the Material Subsidiaries of the

Borrower, its jurisdiction of organization, the classes of its Equity Securities, the number of shares of each such class issued and outstanding, the percentages of shares of each such class owned directly or indirectly by the Borrower and whether the Borrower owns such shares directly or, if not, the Subsidiary of the Borrower that owns such shares and the number of shares and percentages of shares of each such class owned directly or indirectly by the Borrower. All of the outstanding Equity Securities of each such Material Subsidiary indicated on Schedule 4.1(o) as owned by the Borrower are owned beneficially and of record by the Borrower free and clear of all Liens.

(p) Solvency, Etc. Each of the Loan Parties is Solvent and, after the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby, will be Solvent.

(q) Labor Matters. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Loan Party is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of the Borrower, jurisdictional disputes or organizing activities occurring or threatened, in each case, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(r) Burdensome Contractual Obligations. None of the Loan Parties and none of their properties are subject to any Contractual Obligation or Requirement of Law which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(s) No Material Adverse Effect. Since October 28, 2006, no event has occurred and no condition exists which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(t) Accuracy of Information Furnished.

(i) The Credit Documents and the other certificates, statements and information (excluding projections) furnished by the Loan Parties to Lender in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All projections furnished by the Loan Parties to Lender in connection with the Credit Documents and the transactions contemplated thereby have been based upon reasonable assumptions and represent, as of their respective dates of presentations, the Loan Parties’ good faith estimates of the future performance of the Loan Parties.

(ii) [Intentionally omitted.]

(u) Brokerage Commissions. No person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Credit Agreement as a result of any agreement entered into by the Borrower. No brokerage or other fee, commission or compensation is to be paid by Lender with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by the Borrower, and the Borrower agrees to indemnify Lender against any such claims for brokerage fees or commissions and to pay all expenses, including, reasonable attorneys’ fees incurred by Lender in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.

(v) Agreements with Affiliates and Other Agreements. Except as disclosed on Schedule 4.1(v), neither the Borrower nor any of its Subsidiaries has entered into and, as of the date of the applicable Credit Event does not contemplate entering into, any material agreement or contract with any Affiliate of the Borrower except upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons, based on the totality of the circumstances. None of the Borrower nor any Subsidiaries of the Borrower is a party to or is bound by any Contractual Obligation or is subject to any restriction under its respective charter or formation documents, which could reasonably be expected to have a Material Adverse Effect.

(w) Environmental and Zoning Compliance. The Borrower conducts, in the ordinary course of business, for itself and the other Loan Parties, a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties. To the best knowledge of the Borrower, no Loan Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of the Borrower, the Borrower’s use and operation of its business properties are in compliance with all applicable Laws, including all applicable land use and zoning laws, except to the extent that non-compliance could not be reasonably expected to have a Material Adverse Effect.

(x) Trademarks, Patents, Copyrights and Licenses. The Borrower and each of the Borrower’s Subsidiaries possess and either own, or have the right to use to the extent required, all necessary trademarks, trade names, copyrights, patents, patent rights and licenses which are material to the conduct of their respective businesses as now operated. The Borrower and each of the Borrower’s Subsidiaries conduct their respective businesses without infringement or, to the best of the Borrower’s knowledge, claim of infringement of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property Right of Others, except where such infringement or claim of infringement could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, there is no infringement or, to the best of the Borrower’s knowledge, claim of infringement by others of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property right of the Borrower or any of the Borrower’s Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(y) Policies of Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

(z) [Intentionally omitted.]

(aa) Loans to Officers, etc. No officers, shareholders, directors or employees of the Borrower have any loans or other debt outstanding in favor of any Loan Party which in the aggregate exceeds the existing $300,000.00 of loans.

(bb) Good Standing and State Tax Payments. The Borrower and each of the Borrower’s Subsidiaries: (i) is in good standing under the laws of each jurisdiction where the ownership, lease or operation of property or the conduct of its business requires such qualification or license; and (ii) is in good tax standing under the laws of each state in which it does business.

4.2 Reaffirmation. The Borrower shall be deemed to have reaffirmed, for the benefit of Lender, each representation and warranty contained in Article IV on and as of the date of each Credit Event (except for representations and warranties expressly made as of a specified date, which shall be true as of such date).

SECTION V. COVENANTS.

5.1 Affirmative Covenants. Until the termination of the Total Commitment and the satisfaction in full by the Borrower of all Obligations, the Borrower will comply, and will cause compliance by the other Loan Parties, with the following affirmative covenants, unless Lender shall otherwise consent in writing:

(a) Financial Statements, Reports, etc. The Borrower shall furnish to Lender, the following, each in such form and such detail as Lender shall reasonably request:

(i) As soon as available and in no event later than sixty (60) days after the last day of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Financial Statements of the Loan Parties (prepared on a consolidated basis) for such quarter and for the Fiscal Year to date, certified by the president, chief executive officer or chief financial officer of the Borrower to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments);

(ii) As soon as available and in no event later than ninety (90) days after the close of each Fiscal Year of the Borrower, (A) copies of the audited Financial Statements of the Loan Parties (prepared on a consolidated basis) for such year, audited by independent certified public accountants of recognized national standing acceptable to Lender, together with copies of the unqualified opinions and all management letters, accountant reports or other reports delivered by such accountants in connection with all such Financial Statements (all of which shall be delivered to Lender promptly upon receipt thereof by the Borrower or any Subsidiary of the Borrower), and (B) certificates of such accountants to Lender stating that in making the examination necessary for their opinion they have reviewed this Agreement and have obtained no knowledge of any Default which has occurred and is continuing, or if, in the opinion of such accountants, a Default has occurred and is continuing, a statement as to the nature thereof;

(iii) Contemporaneously with the quarterly and audited Financial Statements required by the foregoing clauses (i) and (ii), a compliance certificate of the president, chief executive officer, chief financial officer, treasurer or vice president of finance of the Borrower in substantially the form of Exhibit H or such other form as is approved by Lender (a “Compliance Certificate”) which (I) states that no Default or Event of Default has occurred and is continuing, or, if any such Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and what action Borrower proposes to take with respect thereto and (II) sets forth, for the quarter or year covered by such Financial Statements or as of the last day of such quarter or year (as the case may be), the calculation of the financial ratios and tests provided in Section 5.3;

(iv) As soon as possible and in no event later than ten (10) Business Days after any Loan Party knows of the occurrence or existence of (A) any actual or threatened litigation, suits, claims or disputes against Borrower or any of its Subsidiaries involving potential monetary damages payable by any Loan Party of $5,000,000 or more alone or $10,000,000 or more in the aggregate, (B) any other event or condition which, either individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect, or (C) any Default, the statement of the president, chief executive officer or chief financial officer, treasurer or vice president of finance of the Borrower setting forth details of such event, condition or Default and the action which the Borrower proposes to take with respect thereto;

(v) As soon as available and in no event later than ten (10) Business Days after they are sent, made available or filed, copies of (A) all registration statements and reports filed by the Borrower or any of its Subsidiaries with any securities exchange or the United States Securities and Exchange Commission (including all 10-Q, 10-K and 8-K reports) and (B) all press releases and other similar public announcements concerning any material developments in the business of the Borrower or any of its Subsidiaries made available by the Borrower or any of its Subsidiaries to the public generally;

(vi) Concurrently with the distribution thereof to its security holders, all reports, proxy statements and financial statements sent or made available by the Borrower or any of its Subsidiaries to its security holders;

(vii) [Intentionally omitted.]

(viii) [Intentionally omitted.]

(ix) As soon as possible and in no event later than thirty (30) days after: (A) the establishment or acquisition by any Loan Party of any new Material Subsidiary; (B) the establishment or acquisition by any Loan Party of any new Equity Securities of any Material Subsidiary; or (C) any Subsidiary becoming a Material Subsidiary, written notice of such establishment or acquisition;

(x) As soon as possible and in no event later than five (5) Business Days after the receipt thereof by any Loan Party, a copy of any notice, summons, citations or other written communications concerning any actual, alleged, suspected or threatened violation of any Environmental Law, or any liability of any Loan Party for Environmental Damages;

(xi) Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of the Loan Parties, and compliance by the Borrower with the terms of this Agreement and the other Credit Documents as Lender may from time to time reasonably request.

(b) Books and Records. The Loan Parties shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.

(c) Inspections. The Loan Parties shall permit Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours (except that if a Default or Event of Default shall have occurred and be continuing, no such notice is required), to visit and inspect any of the properties and offices of the Loan Parties, to examine the books and records of the Loan Parties and make copies thereof, and to discuss the affairs, finances and business of the Loan Parties with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as Lender may reasonably request. Inspections pursuant to this Section 5.1(c) shall be at the expense of the Person making the inspection, unless such inspection shall be made after the occurrence and during the continuance of a Default or Event of Default (in which case, the expense of such inspection shall be borne by the Borrower). Notwithstanding the foregoing sentence, it is understood and agreed by the Borrower that all expenses in connection with any such inspection incurred by the Borrower, any officers or employees thereof or the independent certified public accountants therefor shall be expenses payable by the Borrower and shall not be expenses of Lender.

(d) Insurance. The Loan Parties shall:

(i) Carry and maintain insurance during the term of this Agreement of the types, in the amounts and subject to such deductibles and other terms customarily carried from time to time by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, including, but not limited to, fire, public liability, property damage and worker’s compensation;

(ii) Furnish Lender, upon written request, full information as to the insurance carried; and

(iii) Carry and maintain each policy for such insurance with (A) a company which is rated A or better by A.M. Best and Company at the time such policy is placed and at the time of each annual renewal thereof or (B) any other insurer which is reasonably satisfactory to Lender.

(e) provided, however, that if any Loan Party shall fail to maintain insurance in accordance with this Section 5.1(d), Lender shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse Lender for all costs and expenses of procuring such insurance.

(f) Governmental Charges and Other Indebtedness. Each Loan Party shall promptly pay and discharge when due (i) all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, (ii) all Indebtedness which, if unpaid, could become a Lien upon the property of such Loan Party and (iii) subject to any subordination provisions applicable thereto, all other Indebtedness which in each case, if unpaid, could reasonably be expected to have a Material Adverse Effect.

(g) Use of Proceeds. The Borrower shall use the proceeds of the Loans only for the respective purposes set forth in Section 2.1(g). The Borrower shall not use any part of the proceeds of any Loan, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve the Borrower or Lender in a violation of Regulations T, U or X issued by the Federal Reserve Board.

(h) General Business Operations. Each of the Loan Parties shall (i) preserve, renew and maintain in full force its legal existence and good standing under the Governmental Rules of the jurisdiction of its organization and all of its rights, licenses, leases, qualifications, privileges franchises and other authority reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to such Person, (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and from time to time make, or cause to be made, all necessary and proper repairs, except, in each case, where any failure, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iv) maintain, preserve and protect all of its rights to enjoy and use material trademarks, trade names, service marks, patents, copyrights, licenses, leases, franchise agreements and franchise registrations and (v) conduct its business in an orderly manner without voluntary interruption.

(i) Compliance with Requirements of Law and Contractual Obligations. Each Loan Party shall comply with all applicable Requirements of Law and Contractual Obligations noncompliance with which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(j) New Material Subsidiaries. The Borrower shall, at its own expense, promptly, and in any event within thirty (30) calendar days after: (i) the formation or acquisition of any new direct or indirect Material Subsidiary of the Borrower after the date hereof; or (ii) any Subsidiary indirectly or directly becomes a Material Subsidiary (x) notify Lender of such event and (y) cause each Person that becomes a direct or indirect Material Subsidiary of the Borrower after the date hereof to guarantee the Obligations pursuant to documentation which is in form and substance satisfactory to Lender.

(k) Notices. Promptly and in any event, with respect to Section 5.1(i), no later than five (5) Business Days after knowledge thereof by a Responsible Officer), notify Lender of:

(i) the occurrence of any Default or Event of Default;

(ii) any matter that has resulted or could be reasonably expected to have a Material Adverse Effect, including (A) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Guarantor; (B) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Guarantor and any Governmental Authority; or (C) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Guarantor, including pursuant to any applicable Environmental Laws;

(iii) any litigation, investigation or proceeding affecting the Borrower or any Guarantor in which the amount of damages asserted exceeds $5,000,000, or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect; and

(iv) any material change in accounting policies or financial reporting practices by the Borrower or any Material Subsidiary.

Each notice pursuant to this Section 5.1(k) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.1(k)(i) shall describe with particularity any and all provisions of this Agreement or other Credit Document that have been breached.

(l) [Intentionally omitted.]

(m) [Intentionally omitted.]

5.2 Negative Covenants. Until the termination of the Total Commitment and the satisfaction in full by the Borrower of all Obligations, the Borrower will not, and will not permit any of the other Loan Parties to do any of the following, unless Lender shall have otherwise consented in writing:

(a) Indebtedness and Guaranty Obligations. Create, incur, assume or permit to exist any Indebtedness or Guaranty Obligations except for the following (“Permitted Indebtedness”):

(i) Indebtedness or Guaranty Obligations of the Loan Parties under the Credit Documents;

(ii) Indebtedness of the Loan Parties listed in Schedule 5.2(a) and existing on the date of this Agreement;

(iii) Guaranty Obligations of any Loan Party in respect of Permitted Indebtedness of any other Loan Party;

(iv) Indebtedness of the Borrower or any of its Subsidiaries to any Loan Party; and

(v) [Intentionally omitted.]

(vi) Indebtedness in an amount not to exceed $25,000,000 in the aggregate outstanding at any one time.

(b) Liens; Negative Pledges. Create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character or suffer to exist any Negative Pledge with respect to any of its assets or property of any character, in either case whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(i) Liens listed in Schedule 5.2(b) and existing on the date of this Agreement;

(ii) Liens for taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty;

(iii) Liens of carriers, warehousemen, mechanics, materialmen, vendors, repairmen, loggers and landlords and other similar Liens imposed by law incurred in the ordinary course of business for sums which are either (a) not overdue more than 45 days or (b) being contested in good faith and (I) which do not exceed $500,000 in the aggregate at any time or (II) which exceed $500,000 in the aggregate but for which the Borrower has established adequate reserves for the payment thereof (to the extent such amount exceeds $500,000) in accordance with GAAP and which are not subject to imminent risk of foreclosure;

(iv) Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(v) Zoning restrictions, easements, rights-of-way, title irregularities and other similar encumbrances, which alone or in the aggregate are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Loan Party;

(vi) Purchase money Liens to the extent securing Indebtedness permitted under Section 5.2(a)(vi); and

(vii) Liens to the extent securing any obligations with respect to any Commercial Letters of Credit issued hereunder.

(c) Asset Dispositions. Directly or indirectly, sell, lease, convey, transfer or otherwise dispose of any property, whether now owned or hereafter acquired, with respect to any of its properties, or enter into any agreement to do any of the foregoing, except for the following:

(i) Sales by the Loan Parties of inventory in the ordinary course of their businesses;

(ii) Sales by the Loan Parties of surplus, damaged, worn or obsolete assets in the ordinary course of their businesses, provided that no Default shall have occurred and be continuing; and

(d) Mergers, Acquisitions, Etc. Consolidate with or merge into any other Person or permit any other Person to merge into it, acquire any Person as a new Material Subsidiary or, if the consideration for which is, in the aggregate, in excess of $25,000,000, acquire, either in one transaction or a series of related transactions, all or substantially all of the assets of any other Person, except that the Borrower and the other Loan Parties may merge with each other, provided that (A) no Default or Event of Default will result after giving effect to any such merger and (B) in any such merger involving the Borrower, the Borrower is the surviving Person.

(e) Investments. Make any Investment except for Investments in the following:

(i) Investments by the Loan Parties in cash and Cash Investments;

(ii) Investments listed in Schedule 5.2(e) existing on the date of this Agreement which are not otherwise permitted under subsection (i) above;

(iii) Subject to Section 5.2(j), Investments by the Loan Parties in each other; and

(iv) Investments in Equity Securities of an entity whose business is the ownership of real property used by Borrower in the ordinary course of its business, in an aggregate amount not to exceed $15,000,000.

(f) [Intentionally omitted.]

(g) Change in Business. Engage, either directly or indirectly through Affiliates, in any business substantially different from its present business, provided, however, this section shall not prohibit Borrower from expending an amount of funds on alternative business ventures that is not material.

(h) Payments of Indebtedness, Etc. (i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled payment thereof any Indebtedness (other than the Obligations to the extent set forth in this Agreement); (ii) amend, modify or otherwise change the terms of any document, instrument or agreement evidencing Indebtedness (other than the Obligations to the extent set forth in this Agreement) so as to accelerate the scheduled payment thereof; or (iii) amend, modify or otherwise change any of the subordination or other provisions of any document, instrument or agreement evidencing subordinated Indebtedness in a manner which adversely affects the material rights of Lender.

(i) ERISA.

(i) (A) Adopt or institute any Employee Benefit Plan that is an employee pension benefit plan within the meaning of section 3(2) of ERISA, including any such plan that is subject to section 412 of the IRC, section 302 of ERISA, (B) maintain, contribute to or incur any material liability (including secondary liability) to any Multiemployer Plan, (C) engage or permit any Person to engage in any transaction prohibited by section 406 of ERISA or section 4975 of the IRC involving any Employee Benefit Plan which would subject the Borrower or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify, (D) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan, (E) fail to comply with the requirements of section 4980B of the IRC or Part 6 of Title I(B) of ERISA, or (F) adopt any amendment to any Employee Benefit Plan which would require the posting of security pursuant to section 401(a)(29) of the IRC, where singly or cumulatively, the above would be reasonably likely to have a Material Adverse Effect.

(ii) (A) Engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan, (B) fail to make full payment when due of all amounts due as contributions to any Foreign Plan or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above would be reasonably likely to have a Material Adverse Effect.

(j) Transactions With Affiliates. Enter into any Contractual Obligation with any Affiliate (other than any other Loan Party) or engage in any other transaction with any Affiliate except upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons.

(k) Accounting Changes. Change (i) its Fiscal Year or (ii) its material accounting practices except as required by GAAP.

(l) Swap Agreements. Enter into any Swap Agreement, except (i) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Securities of the Borrower or any of its Subsidiaries), and (ii) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

(m) [Intentionally omitted.]

(n) Sales and Leaseback. Engage in any Sale and Leaseback transaction with respect to any of its assets or property of any character, whether now owned or hereafter acquired.

5.3 Financial Covenants. Until the termination of the Total Commitment and the satisfaction in full by the Borrower of all Obligations, the Borrower will comply, and will cause compliance by the other Loan Parties, with the following financial covenants, unless Lender shall otherwise consent in writing:

(a) Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit, as of the last day of any Fiscal Quarter of the Borrower, the Fixed Charge Coverage Ratio of the Loan Parties, on a consolidated basis, for the most recent ended four (4) consecutive Fiscal Quarters to be less than: (i) 1.85 to 1.00 beginning February 3, 2007, and as of the last day of each Fiscal Quarter thereafter, through and including the Fiscal Quarter ending October 31, 2009; and (ii)

1.90 to 1.00 beginning January 30, 2010, and as of the last day of each Fiscal Quarter thereafter through the Revolving Loan Maturity Date.

(b) Minimum Consolidated Tangible Net Worth. The Borrower shall not permit at any time the Consolidated Tangible Net Worth of the Loan Parties to be less than the sum of the following:

(i) $256,000,000; plus

(ii) Sixty-five percent (65%) of the sum of the Loan Parties’ quarterly Net Income (ignoring any quarterly losses) after taxes for each Fiscal Quarter of the Loan Parties from and after October 28, 2006.

SECTION VI. DEFAULT.

6.1 Events of Default. The occurrence or existence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a) Non-Payment. Any Loan Party shall (i) fail to pay, within one (1) day after the same becomes due, any principal of any Loan or any L/C Obligation, (ii) fail to pay, within three (3) days after the same becomes due, any interest required under the terms of this Agreement or any of the other Credit Documents, or (iii) fail to pay after the same becomes due any fees or other amounts payable under the terms of this Agreement or any of the other Credit Documents and such failure shall continue for three (3) Business Days after the earlier of the due date or, if there is no express due date, then the date three (3) Business Days after demand; or

(b) Specific Defaults. The Borrower shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 5.1(j), Section 5.2 or Section 5.3; or

(c) Other Defaults. Any Loan Party shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or any other Credit Document and such failure shall continue for thirty (30) days after the earlier of (i) any Loan Party’s written acknowledgement of such failure and (ii) Lender’s written notice to the Borrower of such failure; or

(d) Representations and Warranties. Any representation, warranty, certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of any Loan Party to Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(e) Cross-Default. Any Loan Party shall (i) fail to make any payment on account of any Indebtedness or Contingent Obligation of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any grace period provided with respect thereto, if the amount of such Indebtedness or Contingent Obligation exceeds $500,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, such Indebtedness and/or Contingent Obligation of any Loan Party (other than the Obligations) in an aggregate amount exceeding

$500,000 to become redeemable, liquidated, due or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral or (ii) otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness or Contingent Obligation of such Person (other than the Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, such Indebtedness and/or Contingent Obligation of any Loan Party (other than the Obligations) in an aggregate amount exceeding $500,000 to become redeemable, liquidated, due or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or

(f) Insolvency; Voluntary Proceedings. Any Loan Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(g) Involuntary Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Loan Party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Loan Party or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety (90) days of commencement; or

(h) Judgments. (i) One or more judgments, orders, decrees or arbitration or mediation awards requiring any Loan Party to pay an aggregate amount of $10,000,000 or more shall be rendered during the term of this Agreement (or an aggregate amount of $5,000,000 or more shall be rendered during any Fiscal Year) against any Loan Party in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated, stayed or pending appeal for a period of thirty (30) consecutive days; (ii) any judgment, writ, assessment, warrant of attachment, tax lien or execution or similar process shall be issued or levied against a substantial part of the property of any Loan Party and the same shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or (iii) any other judgments, orders, decrees, arbitration or mediation awards, writs, assessments, warrants of attachment, tax liens or executions or similar processes which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect are rendered, issued or levied; or

(i) Credit Documents. Any Credit Document or any material term thereof shall cease to be, or be asserted by any Loan Party not to be, a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms; or

(j) [Intentionally omitted.]

(k) Material Adverse Effect. A Material Adverse Effect shall have occurred or exist; or

(l) Involuntary Dissolution or Split Up. Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days.

6.2 Remedies. At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.1(f) or 6.1(g)), Lender may, by written notice to the Borrower, (a) terminate the Total Commitment, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligation of Lender to make Loans, (b) require that the Borrower Cash Collateralize the L/C Obligations in an amount equal to 103% of the then Effective Amount of the L/C Obligations; and/or (c) declare all or a portion of the outstanding Obligations payable by the Borrower to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 6.1(f) or 6.1(g), immediately and without notice, (1) the Total Commitment, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligation of Lender to make Loans shall automatically terminate, (2) the obligation of the Borrower to Cash Collateralize the L/C Obligations in an amount equal to 103% of the then Effective Amount of the L/C Obligations shall automatically become effective and (3) all outstanding Obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law, either by suit in equity or by action at law, or both.

SECTION VII. [INTENTIONALLY OMITTED.]

SECTION VIII. MISCELLANEOUS.

8.1 Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Borrower or Lender under this Agreement or the other Credit Documents shall be in writing and faxed, mailed or delivered, if to the Borrower or the L/C Issuer or Lender, at its respective facsimile number or address set forth below (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other parties). All such notices and communications shall be effective (a) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (b) when mailed, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when sent by facsimile transmission, upon confirmation of receipt; provided, however, that any notice delivered to Lender, the L/C Issuer or Lender under Article II shall not be effective until actually received by such Person.

Lender and L/C Issuer:	Wells Fargo Bank, National Association
MAC U1858-032
877 W. Main Street, 3rd Floor
Boise, ID 83702
Attention: Brian W. Cook

Tel. No. 208-393-2162
Fax No. 208-393-2472
email: bcook@wellsfargo.com

The Borrower:	Coldwater Creek Inc.
One Coldwater Creek Drive
Sandpoint, ID 83864
Attention: Vice President, Finance

Tel. No. 208-265-7385
Fax No. 208-265-7108
email: TMartin@thecreek.com

With a copy (for notices of Defaults and/or Events of Default only) to:

Elsaesser, Jarzabek, Anderson, Marks, Elliott & McHugh
Chartered
Lake and Third Streets, 2nd Floor
122 S. Third Avenue
Sandpoint, ID 83864
Attention: Ford Elsaesser

Tel. No. 208-263-8510
Fax No. 208- 263-0759
email: ford@ejame.com

Each Notice of Borrowing, Notice of Conversion and Notice of Interest Period Selection shall be given by the Borrower to Lender’s office located at the address referred to above during Lender’s normal business hours; provided, however, that any such notice received by Lender after 9:00 a.m. on any Business Day shall be deemed received by Lender on the next Business Day. In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrower to the Lender to be made by telephone or facsimile, Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by Lender is such a person.

8.2 Expenses. The Borrower shall pay on demand, whether or not any Credit Event occurs hereunder, (a) all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Lender in connection with the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments and waivers hereunder and thereunder and (b) all fees and expenses, including attorneys’ fees and expenses, incurred by Lender in the enforcement or attempted enforcement of any of the Obligations or in preserving any of Lender’s rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving any Loan Party). As used herein, the term “attorneys’ fees and expenses” shall include, without limitation, allocable costs and expenses of Lender’s in-house legal counsel and staff. The obligations of the Borrower under this Section 8.2 shall survive the payment and performance of the Obligations and the termination of the Total Commitment.

8.3 Indemnification. To the fullest extent permitted by law, the Borrower agrees to protect, indemnify, defend and hold harmless the L/C Issuer, the Lender and its Affiliates and its respective directors, officers, employees, attorneys, agents, trustees and advisors (collectively, “Indemnitees”) from and against any and all liabilities, losses, damages or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for reasonable attorneys’ fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to (a) the Credit Documents or any transaction contemplated thereby or related thereto, including the making of any Loans and any use by the Borrower of any proceeds of the Loans or the Letters of Credit, (b) any Environmental Damages, and (c) any claims for brokerage fees or commissions in connection with the Credit Documents or any transaction contemplated thereby or in connection with the Borrower’s failure to conclude any other financing, and to reimburse each Indemnitee on demand for all reasonable legal and other expenses incurred in connection with investigating or defending any of the foregoing. Upon receiving knowledge of any suit, claim or demand asserted by a third party that the L/C Issuer or Lender believes is covered by this indemnity, the Lender or the L/C Issuer shall promptly give the Borrower notice of the matter and Lender and, as applicable, the L/C Issuer may select its own counsel or request that the Borrower defend such suit, claim or demand, with legal counsel satisfactory to Lender or the L/C Issuer as the case may be, at the Borrower’s sole cost and expense. Lender and, as applicable, the L/C Issuer may also require Borrower to defend the matter. Any failure or delay of Lender or the L/C Issuer to notify Borrower of any such suit, claim or demand shall not relieve the Borrower of its obligations under this Section 8.3 but shall reduce such obligations to the extent of any increase in those obligations caused solely by any such failure or delay which is unreasonable. The obligations of the Borrower under this Section 8.3 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.4 Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrower and Lender; provided, however, that any amendment, waiver or consent which affects the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it must be in writing and signed by the L/C Issuer; and

No failure or delay by Lender or the L/C Issuer in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

8.5 Successors and Assigns.

(a) Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and, as to Lender, assigns and as to Borrower, assigns conditioned upon Borrower having first obtained the prior written consent of Lender, except that no Loan Party may assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of the Lender. Any purported assignment or transfer by a Loan Party in contravention of the foregoing sentence shall be null and void.

(b) Participations. Lender may, without notice to or consent of the Borrower, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or a portion of any Loan owing to Lender, any Note held by Lender, the Total Commitment of Lender or any other interest of Lender under this Agreement and the other Credit Documents (including for purposes of this subsection (b), participations in L/C Obligations). In the event of any such sale by Lender of participating interests, Lender’s obligations under this Agreement shall remain unchanged, Lender shall remain solely responsible for the performance thereof, Lender shall remain the holder of its Notes for all purposes under this Agreement and the Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. The Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents. The Borrower also agrees that if Lender transfers any participating interest in its Total Commitment or Loans Lender shall, notwithstanding any such transfer, be entitled to the full benefits accorded Lender under Sections 2.11, 2.12 and 2.13, as if Lender had not made such transfer.

(c) [Intentionally omitted.]

(d) [Intentionally omitted.]

(e) [Intentionally omitted.]

(f) Disclosure. Lender may disclose the Credit Documents and any financial or other information relating to the Borrower and its Subsidiaries to any potential Participant.

(g) Pledges to Federal Reserve Banks. Notwithstanding any other provision of this Agreement, Lender may at any time assign all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank. No such assignment shall relieve Lender from its obligations under this Agreement and the other Credit Documents.

8.6 Setoff.

(a) Setoffs by Lender. In addition to any rights and remedies of Lender provided by law, Lender shall have the right, without prior notice to or consent of the Borrower, any such notice and consent being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against the Obligations any amount owing from Lender to the Borrower. The aforesaid right of set-off may be exercised by Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off may not have been exercised by Lender at any prior time. Lender agrees promptly to notify the Borrower after any such set-off and application made by Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

(b) No Setoffs by the Borrower. All sums payable by the Borrower pursuant to this Agreement or any of the other Credit Documents shall be payable without notice or demand and shall be payable in Dollars without setoff or reduction of any manner whatsoever; provided, however, that notwithstanding the requirement that all payments be made without setoff or reduction, if any invoice by Lender for interest, loan fees or letter of credit commissions incorrectly states that the Borrower owes an amount greater than the amount actually due, the Borrower pays the amount due on such invoice and then such error is corrected by Lender or determined as having been made by a court having jurisdiction pursuant to the terms of this Agreement, then the Borrower may apply the amount of such overpayment toward future payments due hereunder or, in the event no further payments will fall due hereunder, recover such overpayment from Lender.

8.7 No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

8.8 Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.9 Jury Trial. THE BORROWER AND THE LENDER EACH, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

8.10 Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by telefax, facsimile, or e-mail transmission of an Adobe® file format document (also known as a PDF file) shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Agreement by telefax, facsimile, or e-mail transmission of an Adobe® file format document also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

8.11 Consent to Jurisdiction. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of the State of Idaho and the courts of the United States of America located in the District of Idaho and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts. Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Nothing in this Section 8.11 shall affect the right of Lender to commence legal proceedings or otherwise sue the Borrower in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon the Borrower in any manner authorized by the laws of any such jurisdiction. The Borrower agrees that process served either personally or by registered mail shall, to the extent permitted by law, constitutes adequate service of process in any such suit. The Borrower irrevocably waives to the fullest extent permitted by applicable law (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of Idaho to any court of the United States of America; (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of the Borrower or to post a bond or to take similar action.

8.12 Arbitration.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Loans and related Credit Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination, or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Idaho selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this subsection.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations. Each arbitrator will be a neutral attorney licensed in the State of Idaho or a neutral retired judge of the state or federal judiciary of Idaho, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Idaho and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Idaho Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of the Credit Documents shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses (including reasonable attorneys’ fees) of the arbitration proceeding to the prevailing party. If both parties to such dispute prevail in part, such fees shall be allocated among the disputing parties in such amounts as may be determined by the arbitrator based on the relative merits and amounts of each party’s claims.

(h) Injunctions. The arbitrator shall have the right to issue temporary restraining orders, preliminary injunctions and final injunctions.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Credit Documents or the subject matter of the dispute shall control. The arbitration provisions set forth in this Section 8.12 shall survive termination, amendment or expiration of any of the Credit Documents or any relationship between the parties.

8.13 Relationship of Parties. The relationship between the Borrower, on the one hand, and Lender, on the other, is, and at all times shall remain, solely that of a borrower and lender. Lender shall not under any circumstances be construed to be a partner or joint venturer of the Borrower or any of its Affiliates; nor shall Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or any of its Affiliates, or to owe any fiduciary duty to the Borrower or any of its Affiliates. Lender does not undertake or assume any responsibility or duty to the Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their Property, any security held by Lender or the operations of the Borrower or any of its Affiliates. The Borrower and each of their Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither the Borrower nor any of its Affiliates is entitled to rely thereon.

8.14 Time. Time is of the essence as to each term or provision of this Agreement and each of the other Credit Documents.

8.15 Waiver of Punitive Damages. Notwithstanding anything to the contrary contained in this Agreement, the Borrower hereby agrees that it shall not seek from the Lender punitive damages under any theory of liability.

8.16 Confidentiality. Lender shall not disclose to any Person any information with respect to any Loan Party which is furnished pursuant to this Agreement or under the other Credit Documents, except that Lender may disclose any such information (a) to its own directors, officers, employees, auditors, counsel and other advisors and to its Affiliates provided it take reasonable steps to inform such Persons of the confidential nature of such information; (b) which is otherwise available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over Lender; (d) if required in response to any summons or subpoena; (e) in connection with any enforcement by the Lender of its rights under this Agreement or the other Credit Documents or any litigation among the parties relating to the Credit Documents or the transactions contemplated thereby; (f) to comply with any Requirement of Law applicable to Lender; (g) to any Participant or assignee or any prospective Participant or assignee, provided that such Participant or prospective Participant agrees to be bound by this Section 8.16; or (i) otherwise with the prior consent of such Loan Party; provided, however, that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties under this Agreement and the other Credit Documents and provided, further, that unless prohibited by applicable Governmental Rule, Lender shall, prior to any such disclosure, notify the Borrower of any request for disclosure of any such nonpublic information pursuant to legal process.

8.17 Effect of Amended and Restated Credit Agreement. This Credit Agreement shall be effective from and after the Closing Date, and the execution of this Credit Agreement shall not relieve any party to the Original Credit Agreement from its respective obligations thereunder for the period from the effective date of the Original Credit Agreement to the Closing Date or from any liability for the failure to perform such obligations or from any liability arising out of indemnification obligations under the Original Credit Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Borrower, the Lender, and the L/C Issuer, have caused this Agreement to be executed as of the day and year first above written.

BORROWER:

COLDWATER CREEK INC., a Delaware corporation

By:	/s/ Melvin Dick
Name:	Melvin Dick
Title:	EVP & CFO

LENDER AND L/C ISSUER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Brian W. Cook
Name:	Brain W. Cook
Title:	Vice President

EXHIBIT A

NOTICE OF LIBOR LOAN BORROWING

[Date]

Wells Fargo Bank, National Association

Attn:

1. Reference is made to that certain 2007 Amended and Restated Credit Agreement, dated as of February 13, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between COLDWATER CREEK INC., a Delaware corporation (the “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”), and as L/C issuer (in such capacity, “L/C Issuer”). Unless otherwise indicated, all terms defined in the Credit Agreement have the same respective meanings when used herein.

2. Pursuant to Section 2.1(b)(ii) of the Credit Agreement, the Borrower hereby irrevocably requests a LIBOR Loan upon the following terms:

(a) The principal amount of the requested LIBOR Loan is $                    ;

(b) The initial Interest Period for the LIBOR Loans will be                      month[s]; and

(c) The date of the requested LIBOR Loan is                     ,             .

3. The Borrower hereby certifies to Lender that, on the date of this Notice of LIBOR Loan Borrowing and after giving effect to the requested LIBOR Loan:

(a) The representations and warranties of the Borrower set forth in Article IV of the Credit Agreement and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date);

(b) No Default has occurred and is continuing; and

(c) All of the Credit Documents are in full force and effect.

Please disburse the proceeds of the requested LIBOR Loan to:

A-1

IN WITNESS WHEREOF, the Borrower has executed this Notice of LIBOR Loan Borrowing on the date set forth above.

COLDWATER CREEK INC., a Delaware corporation

By:
Name:
Title:

A-2

EXHIBIT B

NOTICE OF REVOLVING LOAN CONVERSION

[Date]

Wells Fargo Bank, National Association

Attn:

1. Reference is made to that certain 2007 Amended and Restated Credit Agreement, dated as of February 13, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between COLDWATER CREEK INC., a Delaware corporation (the “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”), and as L/C issuer (in such capacity, “L/C Issuer”). Unless otherwise indicated, all terms defined in the Credit Agreement have the same respective meanings when used herein.

2. Pursuant to Section 2.1(d) of the Credit Agreement, the Borrower hereby irrevocably requests to convert a Revolving Loan Borrowing as follows:

(a) The Revolving Loan Borrowing to be converted consists of [“Base Rate,” “LIBOR” or “Prime Rate”] Loans in the aggregate principal amount of $                     which were initially advanced to the Borrower on                     , 20        ;

(b) The Revolving Loans in the Revolving Loan Borrowing are to be converted into [“Base Rate,” “LIBOR” or “Prime Rate”] Loans;

(c) If such Revolving Loans are to be converted into LIBOR Loans, the initial Interest Period for such Revolving Loans commencing upon conversion will be                      months; and

(d) The date of the requested conversion is to be                     , 20        .

3. The Borrower hereby certifies to Lender that, on the date of this Notice of Revolving Loan Conversion, and after giving effect to the requested conversion:

(a) The representations and warranties of the Borrower set forth in Article IV of the Credit Agreement and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date);

(b) No Default has occurred and is continuing; and

(c) All of the Credit Documents are in full force and effect.

B-1

IN WITNESS WHEREOF, the Borrower has executed this Notice of Revolving Loan Conversion on the date set forth above.

COLDWATER CREEK INC., a Delaware corporation

By:
Name:
Title:

B-2

EXHIBIT C

NOTICE OF REVOLVING LOAN INTEREST PERIOD SELECTION

[Date]

Wells Fargo Bank, National Association

Attn:

1. Reference is made to that certain 2007 Amended and Restated Credit Agreement, dated as of February 13, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between COLDWATER CREEK INC., a Delaware corporation (the “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”), and as L/C issuer (in such capacity, “L/C Issuer”). Unless otherwise indicated, all terms defined in the Credit Agreement have the same respective meanings when used herein.

2. Pursuant to Section 2.1(e) of the Credit Agreement, the Borrower hereby irrevocably selects a new Interest Period for a Revolving Loan Borrowing as follows:

(a) The Revolving Loan Borrowing for which a new Interest Period is to be selected consists of LIBOR Loans in the aggregate principal amount of $                     which were initially advanced to the Borrower on                     , 20        ;

(b) The last day of the current Interest Period for such LIBOR Loans is                     , 20        ; and

(c) The next Interest Period for such LIBOR Loans commencing upon the last day of the current Interest Period is to be                      month[s].

3. The Borrower hereby certifies to Lender that, on the date of this Notice of Revolving Loan Interest Period Selection, and after giving effect to the requested selection:

(a) The representations and warranties of the Borrower set forth in Article IV of the Credit Agreement and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date);

(b) No Default has occurred and is continuing; and

(c) All of the Credit Documents are in full force and effect.

C-1

IN WITNESS WHEREOF, the Borrower has executed this Notice of Revolving Loan Interest Period Selection on the date set forth above.

COLDWATER CREEK INC., a Delaware corporation

By:
Name:
Title:

C-2

EXHIBIT E

REVOLVING LOAN NOTE

$60,000,000.00	February 13, 2007

FOR VALUE RECEIVED, COLDWATER CREEK INC., a Delaware corporation (the “Borrower”) hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), the principal sum of SIXTY MILLION DOLLARS ($60,000,000.00) or such lesser amount as shall equal the aggregate outstanding principal balance of the Revolving Loans made by the Lender to Borrower pursuant to the Credit Agreement referred to below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), on or before the Revolving Loan Maturity Date specified in the Credit Agreement; and to pay interest on said sum, or such lesser amount, at the rates and on the dates provided in the Credit Agreement.

The Borrower shall make all payments hereunder to Lender as indicated in the Credit Agreement, in lawful money of the United States and in same day or immediately available funds.

The Borrower hereby authorizes the Lender to record on the schedule(s) annexed to this note the date and amount of each Revolving Loan and of each payment or prepayment of principal made by the Borrower and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted; provided, however, that the failure of the Lender to make any such notation shall not affect the Borrower’s obligations hereunder.

This note is the Revolving Loan Note referred to in the 2007 Amended and Restated Credit Agreement, dated as of February 13, 2007, by and between the Borrower and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”), and as L/C issuer (in such capacity, “L/C Issuer”). Terms used herein have the meanings assigned to those terms in the Credit Agreement, unless otherwise defined herein.

The Borrower shall pay all reasonable fees and expenses, including reasonable attorneys’ fees, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. The Borrower hereby waives notice of presentment, demand, protest or notice of any other kind. This note shall be governed by and construed in accordance with the laws of the State of Idaho.

COLDWATER CREEK INC., a Delaware corporation

By:
Name:
Title:

E-1

EXHIBIT H

COMPLIANCE CERTIFICATE

                    , 20

Wells Fargo Bank, National Association

Southern Idaho Regional Commercial Banking Office

MAC U1858-032

877 W. Main Street - 3rd Floor

Boise, ID 83702

This Compliance Certificate is delivered pursuant to that certain 2007 Amended and Restated Credit Agreement, dated as of February 13, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between COLDWATER CREEK INC., a Delaware corporation (the “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”), and as L/C issuer (in such capacity, “L/C Issuer”). Terms defined in the Credit Agreement and not otherwise defined in this Compliance Certificate (this “Certificate”) shall have the meanings defined for them in the Credit Agreement. Section references herein relate to the Credit Agreement unless stated otherwise. In the event of any conflict between the calculations set forth in this Compliance Certificate and the manner of calculation required by the Credit Agreement, the terms of the Credit Agreement shall govern and control.

This Compliance Certificate is delivered in accordance with Section 5.1(a)(iii) of the Credit Agreement by the president, chief executive officer, chief financial officer, treasurer or vice president of finance of the Borrower. This Compliance Certificate is delivered for the Fiscal Quarter ended                     , 20    (the “Test Date”). Computations indicating compliance with respect to the covenants in Section 5.3 of the Credit Agreement are set forth below:

1. Section 5.3(a) — Minimum Fixed Charge Ratio. As of the Test Date, the Fixed Charge Ratio was                     :1.00. The minimum permitted Fixed Charge Ratio is, as set forth in Section 5.3(a) of the Credit Agreement,                     :1.00.

The Fixed Charge Ratio was computed as follows:

(a) The sum of EBIDTA and all amounts payable under all non- cancelable Operating Leases (determined on a consolidated basis in accordance with GAAP) for the most recently ended four (4) consecutive Fiscal Quarters (the “Test Period”),	$

divided by

(b) The sum of (without duplication) (i) Interest Expense for the Test Period, (ii) the sum of the scheduled current maturities (determined on a consolidated basis in accordance with GAAP) of Total Funded Debt

during the Test Period in question, (iii) all amounts payable under non-cancelable Operating Leases (determined as aforesaid) during the Test Period, and (iv) all amounts payable with respect to Capital Leases (determined on a consolidated basis in accordance with GAAP) for the Test Period	$

equals Fixed Change Ratio [(a)÷(b)]	:1.00

For purposes of this Section 1, Interest Expense equals:

(x) Interest Expense is computed as follows:

(i) all interest, fees, charges and related expenses payable during the Test Period to any Person in connection with Indebtedness or the deferred purchase price of assets that is treated as interest in accordance with GAAP

$

(ii) the portion of rent actually paid during the Test Period under Capital Leases that should be treated as interest in accordance with GAAP	$

(iii) the Synthetic Lease Interest Component for the Test Period	$

(iv) the net amounts payable (or minus the net amounts receivable) under any Swap Agreements accrued during the Test Period (whether or not actually paid or received during the Test Period)	$

equals (x) — Interest Expense [(i)+(ii)-(iii)+(iv)]	$

2. Section 5.3(b) — Minimum Consolidated Tangible Net Worth. As of the most recently ended Fiscal Quarter, the Consolidated Tangible Net Worth of the Loan Parties was $                     and the Calculated Amount (defined below) was $                    . The Consolidated Tangible Net Worth shall be not less than the Calculated Amount.

a. Consolidated Tangible Net Worth was computed as follows:

(i) Net Worth of the Loan Parties (stockholders’ equity) minus	$

(ii) All treasury stock of the Loan Parties minus	$

(iii) All Intangible Assets of the Loan Parties	$

equals (a) Consolidated Tangible Net Worth

[(i)–(ii)–(iii)]	$

b. “Calculated Amount” was computed as follows:

(i) $ 256,000,000	$256,000,000

(ii) Sixty-Five percent (65%) of the cumulative sum of the Loan Parties’ quarterly net income (ignoring any quarterly losses) after taxes for each Fiscal Quarter of the Loan Parties from and after October 28, 2006, through and including the Fiscal Quarter ending on the Test Date

$

equals (b) — Calculated Amount
[(i)+(ii)]
(a) must be greater than (b)	$

3. To the knowledge of the undersigned, during the fiscal period covered by this Compliance Certificate, no Default has occurred and is continuing, with the exceptions set forth below in response to which the Borrower has taken (or caused to be taken) or proposes to take (or cause to be taken) the following actions (if none, so state).

4. The undersigned officer of the Borrower certifies that the calculations made and the information contained herein are derived from the books and records of the Borrower and that each and every matter contained herein correctly reflects those books and records.

Dated: , 20	COLDWATER CREEK INC., a Delaware corporation.

By:
Name:
	Title:	[President][Chief Financial Officer] [Chief Executive Officer][Treasurer] [Vice President of Finance] for the above

SCHEDULE II

THE EXISTING COMMERCIAL LETTERS OF CREDIT

Coldwater Reference	Expiry Date	Amount	Well Fargo Reference	Beneficiary Name
M1451 03/27/2006	01 Mar 2007	122,979.82	833618	MATRIX CLOTHING PVT LTD
P958 07/27/2006	18 Feb 2007	68,931.65	833619	PAGODA INTERNATIONAL FOOTWEAR LTD.
C1849 07/27/2006	30 Jan 2007	195,209.82	833620	Colour Max (Fashion) Ltd.
S1560 07/27/2006	08 Feb 2007	750,407.47	833621	SOUTH PACIFIC FASHIONS LIMITED
A1460 08/09/2006	11 Feb 2007	124,771.88	834070	APPAREL MERCHANDISING CO.
K872 08/09/2006	09 Feb 2007	225,155.32	834072	KISH EXPORTS LTD.
K884 08/15/2006	22 Mar 2007	217,253.04	834269	PERFECT DRIVEN CORP. C/O KING FIRST
V486 08/16/2006	22 Mar 2007	161,002.19	834319	V & S International Pvt. Ltd.
S1574 08/22/2006	05 Apr 2007	79,468.36	834491	Super Fashion
M1498 08/31/2006	08 Feb 2007	13,170.17	834814	MARQUE IMPEX
K884 09/06/2006	22 Mar 2007	206,158.45	834953	PERFECT DRIVEN CORP. C/O KING FIRST
F937 09/08/2006	12 Apr 2007	682,057.39	835057	FULLCHARM KNITTERS LIMITED
M1470 09/11/2006	12 Apr 2007	1,094,374.98	835096	Merit Tat International Ltd.
C1837 9/12/2006	22 May 2007	139,377.08	835159	CHAMPION ALPHA INDUSTRIES LTD.
C1849 9/12/2006	12 Apr 2007	203,964.49	835163	Colour Max (Fashion) Ltd.
D1129 09/21/2006	06 Apr 2007	367,810.60	835440	DYNAMIC FASHIONS PVT. LTD
M1463 09/25/2006	04 Feb 2007	46,392.89	835561	MESA INTERNATIONAL, INC.
K856 09/25/2006	04 Feb 2007	215,250.48	835564	KENNETEX INTERNATIONAL LTD.
C1740 09/26/2006	04 Feb 2007	108,689.29	835592	Cape Craftsmen, Inc
V487 09/26/2006	19 Apr 2007	90,508.52	835665	VIKRAM OVERSEAS LIMITED
M1490 10/6/2006	29 Mar 2007	58,954.01	835900	Modelama Exports Ltd
N1161 10/6/2006	29 Mar 2007	2,687.50	835902	Nath Bros Exim International Ltd

R1112 10/26/2006	12 Apr 2007	98,586.91	835903	Rashi Wears Pvt Ltd
E759 FU 12/6/6	15 Apr 2007	279,789.97	835967	Fu Seng Garment Knitting Fty Ltd
H817 10/17/2006	28 Apr 2007	491,355.98	836186	HLC International (H.K.) Co Ltd
M1483 10/18/06	05 Apr 2007	42,823.41	836238	MERCURIES ASIA LTD
C1849 10/19/06	28 Jun 2007	743,010.92	836300	Colour Max (Fashion) Ltd.
S1560 10/24/06	29 Mar 2007	135,088.77	836401	SOUTH PACIFIC FASHIONS LIMITED
S1574 10/24/2006	14 Jun 2007	180,429.65	836404	Super Fashion
W666 GE 10/25/06	04 Feb 2007	243,632.70	836443	GET EVER INTERNATIONAL LTD.
K884 10/31/2006	22 Mar 2007	223,613.50	836579	PERFECT DRIVEN CORP. C/O KING FIRST
D1054 Jan 10/06	25 Feb 2007	932,722.74	836607	DELTA GLOBAL SOURCING LTD
C1881 11/1/2006	29 Mar 2007	124,234.83	836626	CONCEPT CREATOR FASHION LIMITED
F938 10/17/2006	29 Mar 2007	580,279.09	836865	FU SON GARMENT FACTORY
P1137 11/10/06	08 Apr 2007	133,160.09	836938	POINT OF DESIGN TRADING LTD.
K872 10/11/2006	25 Feb 2007	157,075.08	836939	KISH EXPORTS LTD.
C1577 Jan 11/06	02 Mar 2007	947,490.96	837096	Costume Limited
D1141 11/16/06	31 May 2007	35,730.32	837144	Dhruv Globals Ltd.
V486 11/16/06	19 Jul 2007	278,869.16	837145	V AND S International Pvt. Ltd.
F165 11/28/06	18 Feb 2007	45,561.03	837445	Keltic Financial Partners, LP FBO
I537 JAN 11/28/6	25 Feb 2007	1,078,223.67	837456	INT Trading USA LLC
A1485 11/28/06	29 Apr 2007	25,536.00	837463	ASIATEC INDUSTRIAL LIMITED
B1105 11/28/06	29 Jun 2007	732,089.96	837465	BEST SHOES TRADING CO LTD
A1460 11/29/06	29 Apr 2007	173,233.76	837496	APPAREL MERCHANDISING CO.
D1054 FEB11/29/6	30 Mar 2007	1,494,915.67	837498	DELTA GLOBAL SOURCING LTD
E765 11/29/06	06 May 2007	96,802.71	837519	CENTURY POINT GROUP LIMITED
M1483 11/29/06	08 Apr 2007	29,326.77	837522	MERCURIES ASIA LTD

C1740 11/29/06	06 May 2007	19,191.36	837523	Cape Craftsmen, Inc
H817 10/30/2006	28 Jun 2007	611,159.06	837596	HLC International (H.K.) Co Ltd
T1409 12/7/2006	31 May 2007	160,719.00	837692	THREE RIVERS DESIGN
M1470 12/4/2006	29 Apr 2007	171,023.50	837693	Merit Tat International Ltd.
F937 12/12/2006	31 May 2007	32,030.63	837950	FULLCHARM KNITTERS LIMITED
A1518 12/12/2006	26 Jul 2007	267,707.28	837970	Achiever Apparels Pvt Ltd
D1054 MA 12/14/6	29 Apr 2007	1,465,742.19	838051	DELTA GLOBAL SOURCING LTD
F938 12/14/2006	17 May 2007	286,653.86	838075	FU SON GARMENT FACTORY
V486 12/19/2006	09 Aug 2007	57,915.88	838190	V AND S International Pvt. Ltd.
P958 12/19/2006	29 Apr 2007	117,004.80	838192	PAGODA INTERNATIONAL FOOTWEAR LTD.
C1837 12/19/2006	19 Jul 2007	45,399.93	838193	CHAMPION ALPHA INDUSTRIES LTD.
J835 12/26/06	06 May 2007	38,230.94	838371	FORMATION INC.
C1659 12/26/06	02 May 2007	80,883.83	838373	Costume Limited
H806 12/26/2006	28 Jun 2007	303,088.15	838376	HANIN GARMENT MANUFACTORY LTD.
C1577 Feb 1/3/7	18 Mar 2007	667,381.11	838581	Costume Limited
I537 FEB 1/3/7	04 Apr 2007	1,189,297.96	838582	INT Trading USA LLC
G877 1/3/2007	25 Feb 2007	7,950.00	838586	GARDEN AGE SUPPLY
W666 GE 1/4/7	29 Apr 2007	284,041.20	838612	GET EVER INTERNATIONAL LTD.
F938 01/05/07	28 Jun 2007	240,590.66	838684	FU SON GARMENT FACTORY
M1270 1/8/07	13 May 2007	139,027.20	838765	PORTO TRADING S/A
R1112 1/10/07	19 Jul 2007	86,207.99	838863	Rashi Wears Pvt Ltd
M1470 01/10/2007	27 Jun 2007	495,575.34	838865	Merit Tat International Ltd.
O433 1/10/2007	03 Jun 2007	8,941.75	838867	Orient Craft Limited
C1849 1/12/07	29 Jul 2007	129,312.83	838930	Colour Max (Fashion) Ltd.
I537 MAR 1/18/07	29 Apr 2007	1,569,526.08	839126	INT Trading USA LLC

E745 01/23/07	29 Apr 2007	564,068.40	839261	EASY STYLE LIMITED
W666 RV 1/24/07	22 Apr 2007	11,158.80	839320	RIVAL COMPANY LTD
S1560 07/27/2006	08 Feb 2007	750,407.47	833621	SOUTH PACIFIC FASHIONS LIMITED
A1460 08/09/2006	11 Feb 2007	124,771.88	834070	APPAREL MERCHANDISING CO.
K872 08/09/2006	09 Feb 2007	225,155.32	834072	KISH EXPORTS LTD.
M1498 08/31/2006	08 Feb 2007	13,170.17	834814	MARQUE IMPEX
M1463 09/25/2006	04 Feb 2007	46,392.89	835561	MESA INTERNATIONAL, INC.
K856 09/25/2006	04 Feb 2007	215,250.48	835564	KENNETEX INTERNATIONAL LTD.
C1740 09/26/2006	04 Feb 2007	108,689.29	835592	Cape Craftsmen, Inc
W666 GE 10/25/06	04 Feb 2007	243,632.70	836443	GET EVER INTERNATIONAL LTD.

SCHEDULE 4.1(g)

LITIGATION / PENDING MEDIATION

None

SCHEDULE 4.1(k)

MULTI-EMPLOYER PLANS

None

SCHEDULE 4.1(o)

MATERIAL SUBSIDIARIES OF THE BORROWER

Subsidiary	FEIN	Type of Operation	Ownership	Shares	Country of Incorporation
Coldwater Creek The Spa Inc.	20-3747592	Retail Spa Company	100%	1,000	USA - Idaho

C Squared, LLC	None	Aircraft Holding Company	100%	N/A	USA – Delaware

Aspenwood Advertising, Inc.	14-1877427	Advertising Company	100%	1,000	USA - Delaware

Coldwater Creek Sourcing Inc.	02-0738530	Foreign Activity Holding Company	100%	100	USA – Idaho

CW Sourcing LLC	TBD	Foreign Activity Holding Company	100%	N/A	USA – Idaho

Coldwater Creek HK Ltd.	TBD	Asian Sourcing	100% by Coldwater Creek Sourcing Inc.	1,000	China – Hong Kong

SCHEDULE 4.1(v)

AGREEMENTS WITH AFFILIATES

Dennis and Ann Pence personally participate in a jet timeshare program. For flights by them and other corporate executives made exclusively for official corporate purposes, the Borrower reimburses Mr. and Mrs. Pence for (i) a usage based pro rata portion of the financing costs, (ii) a usage based pro rata portion of monthly maintenance fees, and (iii) actual hourly usage fees. Aggregate expense reimbursements totaled $0 and $103,000 for the third quarters of fiscal 2006 and fiscal 2005, respectively, and approximately $0 and $626,000 for the first nine months of fiscal 2006 and fiscal 2005 respectively.

Other than normal compensation and benefits paid to officers for their services as officers, the Borrower has entered into retention bonus agreements as described below.

During fiscal 2004, 2005 and 2006, the Compensation Committee of the Company’s Board of Directors authorized compensation bonus pools that, in aggregate, currently total $5.3 million. These bonus pools serve as additional incentives to retain certain key employees. The Company is accruing the related compensation expense to each employee on a straight-line basis over the retention periods as it is currently anticipated that the performance criteria specified in the agreements will be met. The total compensation and dates to be paid are summarized as follows (in thousands):

Description	Amount	Dates to be Paid
One executive employee	$225	May 2007
Thirty-eight non-executive employees	$5,070	February 2007-August 2009

Totals (all employees)	$5,295

SCHEDULE 5.2(a)

EXISTING INDEBTEDNESS

None

SCHEDULE 5.2(b)

EXISTING LIENS

State	File Date	Secured Party	Collateral
Delaware	3/20/2003	Jefferds Corp	Used forklift
Delaware	3/12/2004	IBM Corp.	Specific Computer Equipment
Delaware	9/02/2004	CIT Technology	Specific Copiers
Idaho	11/29/2004	American Enterprise Leasing, Inc.	Water Purification Systems
Idaho	11/3/2005	American Enterprise Leasing, Inc.	Water Purification Systems
Idaho	3/20/06	AEL Financial, LLC	Water Purification Systems
Idaho	6/29/06	AEL Financial, LLC	Water Purification Systems
Idaho	11/15/06	AEL Financial, LLC	Water Purification Systems

SCHEDULE 5.2(e)

EXISTING INVESTMENTS

Outstanding Loans to three employees totaling $118,125.

REVOLVING LOAN NOTE

$60,000,000.00	February 13, 2007

FOR VALUE RECEIVED, COLDWATER CREEK INC., a Delaware corporation (the “Borrower”) hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), the principal sum of SIXTY MILLION DOLLARS ($60,000,000.00) or such lesser amount as shall equal the aggregate outstanding principal balance of the Revolving Loans made by the Lender to Borrower pursuant to the Credit Agreement referred to below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), on or before the Revolving Loan Maturity Date specified in the Credit Agreement; and to pay interest on said sum, or such lesser amount, at the rates and on the dates provided in the Credit Agreement.

The Borrower shall make all payments hereunder to Lender as indicated in the Credit Agreement, in lawful money of the United States and in same day or immediately available funds.

The Borrower hereby authorizes the Lender to record on the schedule(s) annexed to this note the date and amount of each Revolving Loan and of each payment or prepayment of principal made by the Borrower and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted; provided, however, that the failure of the Lender to make any such notation shall not affect the Borrower’s obligations hereunder.

This note is the Revolving Loan Note referred to in the 2007 Amended and Restated Credit Agreement, dated as of February 13, 2007, by and between the Borrower and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”), and as L/C issuer (in such capacity, “L/C Issuer”). Terms used herein have the meanings assigned to those terms in the Credit Agreement, unless otherwise defined herein.

The Borrower shall pay all reasonable fees and expenses, including reasonable attorneys’ fees, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. The Borrower hereby waives notice of presentment, demand, protest or notice of any other kind. This note shall be governed by and construed in accordance with the laws of the State of Idaho.

COLDWATER CREEK INC., a Delaware corporation

By:	/s/ Melvin Dick
Name:	Melvin Dick
Title:	CFO, Secretary and Treasurer